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                                                                   Exhibit 10.21



                                LEASE AGREEMENT

                                 by and between

                           M-D DOWNTOWN SUNNYVALE, LLC
                                  ("LANDLORD")

                                       and

                              BROADCOM CORPORATION

                                   ("TENANT")


                            DATED AS OF MAY 18, 2000

                             BASIC LEASE INFORMATION

Lease Date:                    May 18, 2000

Landlord:                      MD-Downtown Sunnyvale, LLC,
                               a Delaware limited liability company

Managing Agent:                The Mozart Development Company

Landlord's and Managing Agent's Address:
                               c/o The Mozart Development Company
                               1068 East Meadow Circle
                               Palo Alto, CA  94303
                               Attn:  James Freitas & John Mozart

Tenant:                        Broadcom Corporation, a California corporation

TENANT'S ADDRESS:              FOR NOTICE                FOR BILLING
                               16215 Alton Parkway       Same as for Notice
                               Irvine, CA  92618
                               Attn: Director of         Attn: Accounts payable
                               Corporate Services

                               with a copy to:

                               The Premises
                               Attn: Group Controller

Land: The real property outlined on Exhibit "A" attached hereto.

Building:                      A five-story building at the corner of Washington
                               and Mathilda Avenues in Sunnyvale, currently in the planning and design stage, to be constructed on a portion of the Land in the location and configuration generally shown on Exhibit "A" in accordance with this Lease, which shall include a three to four level underground parking garage
                               (the "Phase I Garage").

Premises:                      All space located in the entire Building,
                               exclusive of (i) approximately 3,000 square feet of space that will be located on the ground floor generally in the area outlined on the floor plan attached hereto as Exhibit "A-1", which shall be designated more specifically on Landlord's Plans
                               (the "Excluded Space"), and (ii) the Phase I
                               Garage.

Phase I: The Land, the Building (including the Premises, the Excluded Space and the Phase I Garage) and any other improvements located on or under the Land.

Project: The Project shall consist of Phase I. The Project may be expanded to include other land and improvements and/or reconfigured in accordance with Paragraph 1.

Rentable Area of the Premises: Approximately 121,000 rentable square feet. The
                               Premises will be measured for the purposes of rentable square footage to the exterior surface of the outside walls or exterior glass lines, not including exterior planters, with no deductions for vertical penetrations or architectural details (such that, among other things, there are no deductions for indentiations or additions for ledges or cornices).


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                               Within thirty (30) days after substantial
                               completion of the Base Building, Landlord will provide to Tenant a certification of Landlord's architect with respect to its calculations of the actual Rentable Area of the Premises, and the Rentable Area shown in such certification shall be conclusive and binding on the parties for purposes of calculating Monthly Base Rent, Tenant's Share and the Tenant Allowance hereunder and not subject to remeasurement; provided, however, that Tenant shall have a period of fifteen (15) business days after receipt of such certification to verify Landlord's architect's measurements and calculation (without conducting a physical remeasurement of the Premises) and, if Tenant discovers an error in Landlord's architect's determination of Rentable Area in excess of one percent (1%) of the stated Rentable Area, Landlord shall cause Landlord's architect to recalculate and recertify the Rentable Area and such recalculation shall be conclusive and binding on the parties. If the Rentable Area of the Premises has not been vertified prior to the Commencement Date, Monthly Base Rent, Tenant's Share and the Tenant Allowance shall be determined based on Landlord's architect's initial determination of the Rentable Area, and a retroactive adjustment (if and as appropriate) shall be made to Monthly Base Rent, Tenant's Share and/or the Tenant Allowance at such time as the Rentable Area is finally verified as provided in this paragraph.

Parking Spaces:                360 spaces (with the portion of such spaces that
                               are "compact" spaces not to exceed the percentage allowed by applicable Laws that affect the Project; provided, however, that such percentage of the parking spaces that are "compact" spaces shall not exceed 10% unless such greater percentage is required by applicable Laws) will be provided for Tenant's use in accordance with Paragraph 33.

Tenant's Use of the Premises:  General office, sales, research and development
                               (excluding uses that involve the use of Hazardous Substances, as defined in Paragraph 39, beyond levels typical for office use).

Lease Term:                    Ten (10) years (the "Initial Term"), with the
                               right to extend for two (2) additional five (5) year terms (each an "Extension Term") in accordance with Paragraph 42. Tenant also shall have a limited right to holdover for a period of three months (the "Holdover Term") in accordance with, and subject to the terms and conditions of, Paragraph 14(a). The Initial Term, any Extension
                               Term(s) and/or any Holdover Term shall
                               collectively be defined as the "Term".

Scheduled Rent Commencement Date: Ninety (90) days after the Delivery Date.

Tenant Allowance:              $40 per rentable square foot of the Rentable Area
                               of the Premises.

Monthly Base Rent:             $3.35 per rentable square foot of the Rentable
                               Area of the Premises.

Monthly Base Rent Adjustment:  On each anniversary of the Commencement Date, the
                               Monthly Base Rent shall increase by four percent (4%) of the Monthly Base Rent for the immediately prior year.

Tenant's Share:                97.58%

Security Deposit:              None.

Guarantor of Lease:            None.

Landlord's Broker:             Dennis Chambers and Steve Horton of CPS


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Tenant's Broker:               Kim Josephson of Real Estate & Logistics
                               Technology and Jerry Inguagiato of CB Richard
                               Ellis

Broker's Fee or Commission, if any, paid by: Landlord, pursuant to separate agreement

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

                                            LANDLORD:

                                            M-D DOWNTOWN SUNNYVALE, LLC,
                                            a Delaware limited liability company


                                            By:  /s/ JOHN MOZART
                                                 -------------------------------
                                            Its: President
                                                 -------------------------------

                                            TENANT:

                                            BROADCOM CORPORATION,
                                            a California corporation


                                            By:  /s/ WILLIAM J. RUEHLE
                                                 -------------------------------
                                            Its: Vice-President and CFO
                                                 -------------------------------


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
                                 LEASE AGREEMENT

     THIS LEASE AGREEMENT (the "Lease") is made and entered into as of May 18, 2000, by and between M-D DOWNTOWN SUNNYVALE, LLC, a Delaware limited liability company (herein called "Landlord"), and BROADCOM CORPORATION, a California corporation (herein called "Tenant").

     1. PREMISES AND PROJECT.

          (a) PREMISES. Upon and subject to the terms, covenants and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, the "Premises" (as defined in the Basic Lease Information).

          (b) ACQUISITION OF THE LAND. Landlord currently is negotiating a Disposition and Development Agreement (as it may be revised prior to execution, or amended thereafter from time to time, the "DDA") with the Sunnyvale Redevelopment Agency ("City") that would give Landlord the right to acquire the Land, plus additional land generally outlined on the Potential Project Site Plan attached hereto as Exhibit "B" (the "Additional Land"), and construct the Building and additional buildings and parking facilities (which may be connected to, and operated and managed collectively with, the Phase I Garage and/or the City Garage (as defined below)) thereon. Tenant acknowledges that Landlord has not acquired the Land nor constructed the Building as of the date of this Lease. Landlord may elect, in Landlord's sole discretion, (i) to acquire all, a portion of, or none of the Land and/or the Additional Land, and to acquire the Additional Land prior to, simultaneously with, or after Landlord acquires the Land. If Landlord acquires the portion of the Additional Land on which Building III will be located as shown on Exhibit "B", pursuant to the DDA Landlord would then be obligated to build an underground public parking facility (the "City Garage") under certain adjacent land owned by the City, which underground parking facility would be connected physically to the Project Garage (as defined below), and in addition would be obligated to grant the City the right, pursuant to a Declaration of Covenants, Conditions, and Restrictions and Reciprocal Easement Agreement (Downtown Sunnyvale Parking Structures, in the form attached to the DDA or such other form as may be agreed upon between City and Landlord (such document being defined as the "Parking REA"), to use the Project Garage for parking in up to 320 parking stalls in evening and weekend hours as specified in the DDA, and also to use the entire Project Garage for "special events" parking in evening and weekend hours up to eight times per year as specified by the City (such rights, and any other similar parking rights granted to the City pursuant to the DDA, the Parking REA or other approvals in connection with Landlord's initial development of the Project, the "City Parking Rights"). The Parking REA also shall provide for the allocation of certain shared costs between the City Garage and the Project Garage and such other matters and Landlord and City may mutually agree, provided that the costs of maintenance, repair and operation of the Project Garage will be allocated between the City Garage and Project Garage in a reasonable manner taking into account the proportionate use and/or space available to the City and the Project. All parking rights of Tenant hereunder, and of the other tenants in the Project, are subject to the City Parking Rights.

          (c) PROJECT. The term "Project" shall mean Phase I (as defined in the Basic Lease Information). In addition, if Landlord (or one or more affiliates of Landlord) acquires any or all of the Additional Land, at Landlord's sole election (exercisable by delivering written notice thereof to Tenant) the term "Project" may be revised to include such Additional Land and any of the buildings, parking structures and improvements constructed on the Additional Land that is acquired by Landlord (or one or more affiliates of Landlord) that Landlord designates as being included in the Project (such Additional Land and improvements being defined herein as the "Future Phases"). Landlord may expand the land and improvements that are included in the "Project" to include (i) all or any portion of the Future Phases, and/or (ii) any other property acquired by Landlord or its affiliates (as such term is defined at any given time), regardless of whether the Future Phases or any such other property is leased to Tenant or leased to, sold to or occupied by a third party or third parties. Such expansion may include parking facilities that are physically connected to the Phase I Garage and, at Landlord's sole election, are jointly operated with the Phase I Garage (the Phase I Garage, together with all other parking facilities included in the Project as is exists from time to time (if any), being defined herein as the "Project Garage"). Landlord shall deliver written notice to Tenant of Landlord's intent to expand the Project, identifying the property and improvements which will be added to the Project and including a new Exhibit "A" reflecting the addition to the Project. Any such Project Expansion shall be effective on the date designated by Landlord in its notice to Tenant. The development of


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     the Project (including for purposes of this definition both Phase I and the
     Future Phases, to the extent Landlord elects to acquire and develop them) as contemplated or required by the DDA shall be defined in this Lease as the "Initial Development", and shall include, without limitation, (i) the acquisition of the Land and any Additional Land, (ii) construction of the Building, the Project Garage, and all other buildings and improvements (including any necessary demolition) to be constructed on the Land or Additional Land, (iii) creation, filing and recordation of the Initial Parcel Map (as defined below), the Parking REA, the Initial CC&Rs (as defined below), and any other Encumbrances contemplated by the DDA, and
     (iv) any and all other activities, actions, requirements, assessments, approvals, documents, instruments and similar items that are, in Landlord's sole discretion, necessary or desirable in connection therewith.

          (d) RECONFIGURATION/PARCEL MAP. In connection with the Initial Development, Landlord intends to file one or more parcel maps that will, at Landlord's sole election, either (A) cause the airspace to be occupied by the Building (excluding the Phase I Garage) to consist of one legal parcel, and the airspace to be occupied by each additional building in the Project to consist of a separate legal parcel, and the Project Garage and Project Common Area collectively to consist of a separate legal parcel, or (B) cause Phase I to consist of one legal parcel and, if Landlord acquires any of the Additional Land, cause the Additional Land to consist of one or more separate legal parcels (any such parcel map being defined as the "Initial Parcel Map"). Any Initial Parcel Map shall be filed in Landlord's sole discretion. Landlord reserves the right, in connection with the filing of any Initial Parcel Map, without incurring any liability to Tenant and without constituting an eviction (constructive or otherwise), and without entitling Tenant to any abatement of Rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant's obligations under this Lease, to reconfigure the parcels in any Initial Parcel Map, or to file a different parcel map, even if such map would cause a reduction in the size of the Land, so long as the size of the building envelope in which the Building is or will be located is not materially affected by such action, the Project continues to be in compliance with all applicable Laws (including, without limitation, city parking requirements and other development approvals and land use regulatory requirements), Tenant's Permitted Use of the Premises as allowed by this Lease is not materially impaired thereby, and the Minimum Parking continues to be available to Tenant as provided in Paragraph 33. Landlord shall use commercially reasonable best efforts to minimize any additional assessments against the Project, any increases in Tenant's cost of occupancy and any reductions in Tenant's rights under this Lease (other than assessments, costs and limitations on Tenant's rights specifically contemplated by the DDA and/or this Lease), as a result solely of any conditions of approval associated with such reconfiguration or different parcel map, so long as in Landlord's reasonable business judgment, (i) such efforts will not materially and adversely interfere with Landlord's ability to obtain any necessary approvals or permits in connection with the development of or construction on any portion of the Project, or otherwise have a net detrimental impact on the Project, and (iii) the resulting savings in assessments and costs will exceed any economic detriment to the Project resulting from such efforts (such as by the imposition of additional conditions or requirements); provided, however, that Landlord shall not be liable to Tenant for failure to so minimize assessments, costs or limitations despite Landlord's commercially reasonable best efforts. Landlord shall deliver written notice to Tenant of any Initial Parcel Map and any resulting alteration of the boundaries of Phase I. Any reconfiguration of the Land shall be effective on the date any such Initial Parcel Map is filed. On the effective date of such Initial Parcel Map, the description of the Land and of Phase I shall automatically be revised (if applicable), and the terms and conditions of the original Lease shall remain in full force and effect except that any revised Exhibits A and/or B provided by Landlord to Tenant with its written notice reflecting the location of the newly configured Land and/or Phase I shall become part of this Lease. The Base Rent shall not be revised as a result of any Initial Parcel Map. Tenant shall cooperate with Landlord in connection with the creation and filing of the Initial Parcel Map and/or any other subdivision or lot line adjustment process with respect to the Land or Project generally. In addition to filing the Initial Parcel Map as provided herein, at any time during the Term, Landlord may reduce the land and improvements that are included in the Project, subdivide the Project, or otherwise reconfigure the Project in any way, so long as in connection with such reconfiguration (other than the Initial Parcel Map) the size of the building envelope in which the Building is or will be located is not materially affected by such action, the Project continues to be in compliance with all applicable Laws (including, without limitation, city parking requirements and other development approvals and land use regulatory requirements), Tenant's Permitted Use of the Premises as allowed by this Lease is not impaired thereby, and the Minimum Parking continues to be available to Tenant as provided by Paragraph 33, and Tenant's cost of occupancy of the Premises are not materially increase and/or Tenant's rights under this Lease are not materially diminished as a result solely of such reconfiguration (except as required by applicable governmental authority, quasi-governmental authority, or Laws), unless Tenant consents to such reconfiguration in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed. Upon Landlord's request,


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     Tenant shall execute and deliver any documents or instruments reasonably required in connection with the Initial Parcel Map and/or any other subdivision or lot line adjustment process in connection with this Paragraph 1(d)(i).

          (e) CONSTRUCTION OF FUTURE PHASES. Landlord may construct additional buildings and improvements on the Land or Additional Land in such locations as Landlord may determine, in its sole discretion. Tenant acknowledges that during any such construction and development, Landlord, its tenants, and their respective employees, contractors and agents will require access across and through the Project Common Area for purposes of construction and development of additional buildings and improvements in the Project (as it may exist from time to time) and use of portions of the Project Common Area for construction staging in connection with such construction and development, including, without limitation, for the storage of all necessary materials, tools and equipment. Landlord shall not be liable to Tenant for any interference with Tenant's use of the Project Common Area with respect to such construction and development activities or any noise, vibration, or other disturbance to Tenant's business at the Premises which may result from such activities, so long as the Building's structural components and Building Systems are not materially adversely affected by such activities, the Project continues to be in compliance with all applicable Laws, Tenant at all times has reasonable access to the Building and use of the Minimum Parking as provided in Paragraph 33, and Landlord takes commercially reasonable steps to minimize any material adverse effect on Tenant's Permitted Use of the Premises arising from such activities. Landlord shall, at Landlord's expense, repair any damage to the Building's structural components or Building Systems that results from Landlord's construction and development activities, provided that Landlord's obligation to make any such particular repair shall not commence until Tenant notifies Landlord in writing of any circumstances which Tenant believes may trigger Landlord's obligations. Tenant shall cooperate with Landlord in connection with any construction or development activities with respect to any such construction of buildings or improvements, including, without limitation, by cooperating in any parking restrictions and limitations during such activities as more specifically provided in Paragraph 33.

          (f) COMMON AREA. The term "Common Area" or "Project Common Area" shall mean all areas and facilities within the Project that are not designated by Landlord, from time to time, for the exclusive use of Tenant or any other tenant or other occupant of the Project, that are located outside the building envelopes of the Building and of any other buildings now or hereafter located in the Project. Project Common Areas shall include, without limitation, the Project Garage, facilities and equipment servicing the Project as a whole or the Project Garage, access and perimeter roads and ramps, pedestrian sidewalks, landscaped areas, plaza areas, trash enclosures, recreation areas and the like.

          (g) CC&RS. The operation of the Project Common Area (including the Project Garage), and access to, from and between various portions of the Project Common Area, may, at Landlord's election, be governed by conditions, covenants and restrictions and/or reciprocal easements and/or reciprocal licenses (any of the foregoing being defined herein collectively as "CC&Rs"), as are required by or pursuant to the DDA, in connection with the Initial Parcel Map, or as Landlord may otherwise determine in its discretion are necessary or desirable in connection with the Initial Development (such CC&Rs in connection with the DDA or Initial Development being defined herein collectively as the "Initial CC&Rs") between the owners of portions of the Project, including, without limitation, in order to provide necessary or appropriate access over, across and from the Common Area (including any ramps between the parking structures, roadways and drive aisles located thereon) to other portions of the Common Area and/or to any other property which is included in the Project, and/or that encumber portions of the Project for the benefit of other portions of the Project or the adjacent City property (or reciprocally benefit each other), and/or in order to provide sufficient parking for any portion of the Project or in connection with the City Parking Rights, and/or that allocate costs of the operation, maintenance, repair Project and/or Project Common Area among the owners of portions of the Project in a reasonable and customary manner. Without limiting the foregoing, if (and from and after such time as) the Project is expanded to include Future Phases, the Initial CC&Rs (or subsequent CC&Rs) shall provide for the following: (i) elevator and stairwell access from the Phase I Garage to the exterior Project Common Area through a corridor located on the ground floor of the Building (in the Premises) from the elevator and stairwell to the exterior Project Common Area in the general location and configuration shown on the attached Exhibit "A-2" and as more specifically shown on Landlord's Plans (as defined in the Work Letter) (such access area being defined herein as the "Dedicated Garage Exit Area"), which access right shall burden the Dedicated Garage Exit Area of the Premises for the benefit of other portions of the Project, provided that such corridor shall be physically partitioned from the remainder of the Premises such that Tenant shall have the right to


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     limit, prevent or lock any direct access to the remainder of the Premises from such corridor; and (ii) elevator and stairwell access from the portion of the Project Garage located under each building in the Project to the exterior Project Common Area through a corridor located on the ground floor of each such building from the elevator and stairwell to the exterior Project Common Area in a substantially similar location and configuration as the Dedicated Garage Exit Area, which access right shall burden the applicable Future Phase for the benefit of the Premises and other Future Phases of the Project. The Initial CC&Rs may be recorded against the Project by Landlord at any time, at Landlord's election, and will at all times be superior in priority to this Lease, provided that the Initial CC&Rs do not materially adversely affect Tenant's Permitted Use of the Premises, Tenant's Minimum Parking as provided in Paragraph 33, or reasonable access to the Premises, except as contemplated by this Lease or the DDA. Landlord shall have the right to make reasonable modifications to the Initial CC&Rs during the Term, or to create additional CC&Rs affecting all or portions of the Project, provided that such modifications or additional CC&Rs do not materially adversely affect Tenant's Permitted Use of the Premises, Minimum Parking as provided in Paragraph 33 or access to the Premises, and Tenant's cost of occupancy of the Premises are not materially increased and/or Tenant's rights under this Lease are not materially diminished as a result solely of such modifications or additional CC&Rs (except as required by applicable governmental authority, quasi-governmental authority, or Laws), unless Tenant consents to such modifications or additional CC&Rs in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed.

          (h) USE OF THE PREMISES AND COMMON AREA. Tenant may use and occupy the Premises for the purposes specified in the Basic Lease Information ("Permitted Use"), subject to the terms and conditions of this Lease, and for no other use or purpose without the prior written consent of Landlord. Landlord shall have the right to grant or withhold consent to a use other than the Permitted Use in its sole discretion. Tenant shall be entitled to the nonexclusive use of the Common Area with Landlord and other occupants (if any) of the Project in accordance with the limitations and restrictions in this Lease and the Rules and Regulations established by Landlord from time to time; provided, however, that if Landlord reconfigures the Project or sells a portion of the Project (including, without limitation, if the Project Garage is owned by an entity other than Landlord), Landlord shall assure to Tenant that Tenant shall continue to have reasonable access to the Premises and Tenant's Minimum Parking as provided in Paragraph 33 through the Initial CC&Rs or subsequent CC&Rs or other like mechanism. Notwithstanding anything to the contrary in the Basic Lease Information or in this Lease, Tenant understands and agrees that (a) the Parking REA, the Initial CC&Rs and such additional CC&Rs as Landlord may elect to record against the Project as provided in Paragraph 1(g) , and/or (b) a ground lease, and /or (c) certain other Encumbrances recorded in the official records of Santa Clara County (collectively, the Parking REA, the Initial CC&Rs, any additional CC&Rs, any ground lease and any Encumbrances are sometimes collectively referred to herein as the "Encumbrances") may encumber the Land and/or Project now or in the future, and that Tenant's occupancy and use of the Premises and use of the Project Common Area may be restricted by such Encumbrances. If necessary, Tenant shall execute such documents as are reasonably necessary to cause this Lease to become subordinate to any such Encumbrances, provided that Tenant shall have been provided with a true, correct and complete copy thereof prior to the date hereof or, with respect to future CC&Rs, ground lease or Encumbrance, prior to its effective date, and any approval given by Landlord hereunder shall be limited to the matters covered by such approval with respect to this Lease only and shall not be interpreted to include any approval or consent in respect of the CC&R's, ground lease or Encumbrance; provided, however, that such Encumbrances that are not created and/or recorded in connection with the Initial Development shall not materially adversely affect Tenant's Permitted Use of the Premises, Minimum Parking as provided in Paragraph 33 or access to the Premises, and do not materially increase Tenant's cost of occupancy of the Premises or materially restrict Tenant's rights under this Lease except as required by applicable governmental authority, quasi-governmental authority, or Laws, unless Tenant consents to such Encumbrance in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed.

     2. TERMS AND POSSESSION.

          (a) TERM. The term of this Lease (the "Term") shall commence on the Commencement Date (as defined below) and, unless sooner terminated pursuant to the express provisions of this Lease, shall expire on the date that is one day prior to the tenth anniversary of the Commencement Date (subject to extension in accordance with Paragraph 42 to the date that is one day prior to the fifth anniversary of any exercised Extension Term) (such date being the "Expiration Date"). The "Commencement Date" shall be the earlier to occur of (i) the Scheduled Rent Commencement Date set forth in the Basic Lease Information, (ii) the date on which Tenant has


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     substantially completed the Tenant Improvements in accordance with the Work
     Letter, or (iii) the date upon which Tenant actually commences business in any portion of the Premises.

          (b) DELIVERY DATE. The "Delivery Date" shall be the date on which Landlord has (i) completed the construction components of the Base Building required to be completed by Landlord in order for the "Initial Tenant Work Date" (as defined in the Work Letter) to occur, and (ii) tendered possession of the Premises to Tenant subject to Landlord's continuing right to access the Premises and take all steps required to complete the Base Building. All of the rights and obligations of the parties under this Lease (other than Tenant's obligation to pay Monthly Base Rent and Additional Charges for Expenses and Taxes) shall commence on the Delivery Date. Tenant shall be deemed to occupy the Premises from and after the Delivery Date. Within five (5) business days after the Delivery Date, the parties shall execute a letter confirming the Delivery Date and certifying that Tenant has accepted delivery of the Premises (the "Delivery Date Memorandum"). Either party's failure to request execution of, or to execute, the Delivery Date Memorandum shall not in any way alter the Delivery Date.

          (c) CONSTRUCTION OF IMPROVEMENTS. Completion of the Base Building (as defined in the Work Letter) by Landlord and the Tenant Improvements by Tenant shall be governed by the terms and conditions of Work Letter which is attached hereto as Exhibit "C". Tenant's obligation to construct the Tenant Improvements pursuant to the Work Letter is independent of, and in addition to, Tenant's obligation to pay Rent under this Lease. Landlord represents and warrants to Tenant that to Landlord's best knowledge, upon substantial completion of the Base Building Improvements, the Land and Building will not be in violation of any applicable Laws, subject to completion of the Tenant Improvements to the extent such completion is required for compliance with any Law ("Landlord's best knowledge" being defined for such purposes as the current actual knowledge of James Freitas after reasonably appropriate and diligent inquiry in connection with the acquisition of the Land and design and construction of the Base Building). Tenant represents and warrants to Landlord that, to Tenant's best knowledge, upon substantial completion of the Tenant Improvements, the Premises will not be in violation of any applicable Laws ("Tenant's best knowledge" being defined for such purposes as the current actual knowledge of Tom Porter after reasonably appropriate and diligent inquiry in connection with the design and construction of the Tenant Improvements). Except as otherwise expressly set forth herein, Tenant acknowledges that Landlord has not made any representation or warranty with respect to the construction of the Base Building or the condition of the Premises or the Project Common Area, or with respect to the suitability or fitness of any of the foregoing for the conduct of Tenant's permitted use or for any other purpose. By occupying the Premises, Tenant shall be deemed to have accepted the same as suitable for the purpose herein intended, subject to completion of items on Landlord's architect's punch list with respect to the Base Building. In connection with the construction of the Base Building, Landlord shall obtain customary construction warranties for the Building skin and windows for a period of not less than one year, and for the roof for a period of not less than ten years. Upon Tenant's request, Landlord shall use reasonable efforts to enforce such warranties. If Tenant is not satisfied, in Tenant's reasonable discretion, with Landlord's actions in enforcing such warranties, Tenant may upon written notice to Landlord take any actions necessary in Tenant's reasonable judgment to enforce such warranties directly, and Landlord shall take all commercially reasonable action to cooperate with Tenant, including assigning to Tenant Landlord's rights with respect to such warranties.

          (d) CERTIFICATE OF OCCUPANCY. After substantial completion of the Tenant Improvements (as defined in the Work Letter), Tenant shall immediately apply for, and use best efforts to obtain within fifteen (15) business days, a certificate of occupancy (or equivalent documentation) for the Premises. Tenant shall promptly deliver to Landlord copies of the certificate of occupancy, and all other permits, consents and approvals from the appropriate governmental agencies which are necessary for occupancy and operation of the Premises as contemplated by this Lease to the extent they are requested by Landlord. Tenant shall, no later than ninety (90) days after the date of issuance by the City of Sunnyvale of a Certificate of Occupancy or its equivalent concerning the Tenant Improvements, occupy a portion of the Premises. This Paragraph 2(d) shall not be construed as an obligation of Tenant to continuously occupy the Premises.

          (e) MILESTONES. The parties have set forth certain events which must occur prior to or during the acquisition of the Land and construction of the Base Building (each, a "Milestone"), which must be accomplished by Landlord on or before certain prescribed dates or Tenant and/or Landlord, as applicable, shall have the right to terminate this Lease in accordance with this Paragraph 2(e). The Milestones to which Landlord and Tenant have agreed are as follows:

               (i) Landlord shall have acquired title to the Land on or before October 31, 2000.

               (ii) Landlord shall have commenced construction of the Base Building on or before January 31, 2001.

               (iii) The Base Building shall be substantially complete (as defined in the Work Letter) on or before July 31, 2002.

     Landlord shall, in good faith and using commercially reasonable diligent efforts, attempt to achieve each Milestone, and to achieve the actions associated with such Milestone, as soon as commercially reasonable. If any Milestone is not achieved by the applicable date (as such date may be extended as provided below), Tenant shall have the right to terminate this Lease by written notice to Landlord at any time within five (5) days after the applicable date as so extended. If Tenant does not elect to terminate this Lease within such five (5) day period, Tenant shall again have the option to terminate this Lease by delivering written notice to Landlord within five (5) business days after the thirtieth (30th) day following the applicable date as so extended, and each thirtieth (30th) day thereafter (each such date, together with the initial applicable date as so extended, a "Window Date"), if the applicable Milestone has not occurred on or before any such Window Date. In addition to Tenant's termination rights as provided in this Paragraph, if the Milestone set forth in clause (i) above is not accomplished, then Landlord shall have the right to terminate this Lease by written notice to Tenant within the same five day period after any Window Date as applicable to Tenant's right to terminate. If Tenant or Landlord, if applicable, does not deliver written notice of termination to Landlord within any such five day period after a Window Date, all rights and obligations of the parties under this Lease shall continue notwithstanding the delay in achieving such Milestone. Tenant's sole and exclusive remedy in the event of Landlord's failure to achieve any Milestone shall be to terminate this Lease as provided in this Paragraph 2(e). If Tenant exercises a termination right pursuant to this Paragraph and Landlord believes that the applicable Milestone was achieved by the appropriate Window Date, the parties agree to submit the dispute concerning Landlord's failure to substantially complete and Tenant's resulting right to terminate the Lease to binding arbitration pursuant to the provisions of Paragraph 45. Each Milestone shall be extended as follows: (A) one day for each day of delay caused by Tenant Delays (as defined in the Work Letter);
     (B) one day for each day of delay caused by casualty, natural disaster, acts of the government, labor strikes, or other causes outside the reasonable control of Landlord or Tenant, as applicable ("Force Majeure Events"); and (C) by the amount of time required to complete any arbitration process resulting from disputes between Landlord and Tenant under this Lease or the Work Letter plus an additional thirty (30) days.

     3. RENT; RENT ADJUSTMENTS; ADDITIONAL CHARGES FOR EXPENSES AND TAXES.

          (a) MONTHLY BASE RENT AND ADDITIONAL CHARGES. Tenant's obligation to pay Monthly Base Rent and Additional Charges for Expenses and Taxes hereunder shall commence on the Commencement Date. Commencing on the Commencement Date and throughout the Term of this Lease, Tenant shall the monthly base rent specified in the Basic Lease Information, as adjusted pursuant to Paragraph 3(b) (as so adjusted from time to time, "Monthly Base Rent"), on the first day of each month, in advance, with the first month's Monthly Base Rent and Additional Charges for Expenses and Taxes (as defined below) due upon execution of this Lease, in lawful money of the United States (without any prior demand therefor and without deduction or offset whatsoever, except as expressly provided in this Lease) to Landlord or its Managing Agent at the address specified in the Basic Lease Information or to such other firm or to such other place as Landlord or its Managing Agent may from time to time designate in writing. In addition, Tenant shall pay to Landlord all charges and other amounts whatsoever as provided in this Lease ("Additional Charges") at the place where the Monthly Base Rent is payable, and Landlord shall have the same remedies for a Default in the payment of Additional Charges as for a Default in the payment of Monthly Base Rent. As used herein, the term "Rent" shall include all Monthly Base Rent and Additional Charges (including, without limitation, Additional Charges for Real Estate Taxes and Expenses pursuant to Paragraph 3(c) below, and Additional Charges pursuant to Paragraphs 5(c), 6, 7(e), 8, 10(d) and (f), 20(c) and 23). If the Commencement Date occurs on a day other than the first day of a calendar month, or the Expiration Date occurs on a day other than the last day of a calendar month, then the Monthly Base Rent and Additional Charges for such fractional month shall be prorated on a daily basis.

          (b) ANNUAL ADJUSTMENTS IN MONTHLY BASE RENT. The Monthly Base Rent under Paragraph 3(a) shall be adjusted throughout the Term (including any Extension Term(s)) as provided in the Basic Lease Information under the heading "Monthly Base Rent Adjustment".

          (c) ADDITIONAL CHARGES FOR EXPENSES AND TAXES.

               (i) DEFINITIONS OF ADDITIONAL CHARGES: For purposes of this Paragraph 3(c), the following terms shall have the meanings hereinafter set forth:

                    (A) "TAX YEAR" shall mean each twelve (12) consecutive month period commencing January 1st of the calendar year during which the Commencement Date of this Lease occurs, provided that Landlord, upon notice to Tenant, may change the Tax Year from time to time to any other twelve (12) consecutive month period and, in the event of any such change, Tenant's Share of Real Estate Taxes (as hereinafter defined) shall be equitably adjusted for the Tax Years involved in any such change.

                    (B) "TENANT'S SHARE" shall mean the Rentable Area of the
               Premises divided by the total rentable area of the Building. Initially, Tenant's Share is estimated to be the percentage figure specified in the Basic Lease Information (subject to change based on measurement of the actual Rentable Area and rentable area of the Building as provided in the Basic Lease Information).

                    (C) "REAL ESTATE TAXES" shall mean (i) to the extent the
               Building (or the Building excluding the Phase I Garage) is assessed separately from any other real property, all taxes, assessments and charges levied upon or with respect to the Building, plus the Building Share of all taxes, assessments and charges levied with respect to the Project Common Area not included with the Building assessment or any personal property of Landlord used in the operation thereof, or (ii) to the extent the Project is assessed as a whole, the Building Share of all taxes, assessments and charges levied upon or with respect to the Project or any personal property of Landlord used in the operation thereof, or Landlord's interest in the Project or such personal property. Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees or assessments for transit and/or parking (including in connection with inclusion of the Building or Project in a parking or transit district), housing, police, fire or other governmental services or purported benefits to the Building or Project (provided, however, that any refunds of Real Estate Taxes paid by Tenant shall be credited against Tenant's further obligation to pay Real Estate Taxes during the Term or refunded to Tenant if received by Landlord within one year after the Expiration Date), service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease, or any other lease of space in the Project, or on the use or occupancy of the Project or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Project, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California, or any political subdivision, public corporation, district or any other political or public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Real Estate Taxes shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax. Additionally, the following shall be excluded from "Real Estate Taxes": (a) all costs and fees (other than general real property taxes) payable in connection with Landlord's further development of the Project, provided that such exclusion shall expressly not apply to costs and fees payable in connection with or related in any way to the Initial Development, Tenant Alterations or development requested or consented to by Tenant,
               (b) penalties arising from Landlord's failure to timely pay any tax liability, unless such failure is the result of Tenant's failure to timely pay its tax obligations hereunder, and (c) property transfer taxes, stamp or recording taxes attributable to Landlord's transfer of ownership of the Project or any interest of Landlord therein. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of Real Estate Taxes for purposes of this Lease; provided, however, that Landlord shall obtain Tenant's prior written consent (which shall not be unreasonably withheld, delayed or conditioned) for any new or increased assessment that is not related to the Initial Development and that is within Landlord's control and not included within the assessments covered by Proposition 13, provided further that the foregoing shall not be interpreted to require Tenant's consent to any sale, refinancing, alteration or construction by Landlord with respect to the Project (except as otherwise expressly provided in this Lease) or to exclude any new or increased assessment covered by Proposition 13 resulting from any such action from the definition of Real Estate Taxes. Additionally, Real Estate Taxes shall not include any assessments or like charges to pay for any remediation of contamination from any Hazardous Substance (defined in Paragraph 39 hereof) existing as of the Commencement Date unless introduced in, on, under or about the Premises by Tenant or Tenant's employees, agents, contractors or invitees. Real Estate Taxes also shall not include any taxes attributable to any new construction on the Project that increases the rentable area of the Project, or any increase in any Real Estate Taxes directly attributable to such new buildings or improvements, until such time as such new buildings or improvements are leased and occupied by tenants paying such building's share of Real Estate Taxes assessed against the Project; provided, however, that Real Estate Taxes shall include the Building Share of any new taxes or increases in Real Estate Taxes attributable to the Project Garage, the City Garage or Parking REA, or similar new construction, buildings or improvements that are used for parking or other Common Area uses (or the proportionate amount of any such new taxes or increase attributable to the portion of any new construction, buildings or improvements used for parking or other Common Area uses). Real Estate Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes; provided that such fees, costs and disbursements do not exceed the actual savings in Real Estate Taxes obtained by Tenant over the Term of the Lease. If any assessments are levied on the Building or Project, Tenant shall have no obligation to pay more than that amount of annual installments of principal and interest that would become due during the Term had Landlord elected to pay the assessment in installment payments, even if Landlord pays the assessment in full.

                    (D) "BUILDING SHARE" shall mean, during any period of time when the Project consists of more than Phase I, the Rentable Area in the Building, divided by the total rentable area in the Project, as determined by Landlord in its reasonable discretion.

                    (E) "EXPENSES" shall mean the total costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Building and the Project Common Area, including, without limitation (i) the cost of air conditioning, electricity, steam, heating, mechanical, ventilating, elevator systems and all other utilities, to the extent provided by Landlord, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of repairs and general maintenance and cleaning; (iii) the Building Share of the cost of fire, extended coverage, boiler, sprinkler, public liability, property damage, rent, earthquake (if Landlord elects to obtain it) and other insurance for the Project obtained by Landlord, or otherwise obtained by Landlord in connection with the Project, all including, without limitation, insurance premiums and any deductible amounts paid by

               Landlord, including, without limitation, the insurance required by Paragraph 10(f); (iv) fees, charges and other costs directly related to the operation of the Project (as distinct from the operation of the partnership which owns the Project), including management fees, consulting fees, legal fees and accounting fees, fees of all independent contractors engaged by Landlord directly related to the operation of the Project or reasonably charged by Landlord if Landlord performs management services in connection with the Project, (though the management fee shall not exceed the cap noted in the following paragraph); (v) the cost of any capital improvements made to the Building, and the Building Share of the cost of any capital improvements made to the Project Common Area, after the Commencement Date (a) as a labor saving device or to effect other economies in the operation or maintenance of the Building or the Project Common Area (from which a reasonable person would anticipate that savings would actually result), (b) to repair or replace capital items which are no longer capable of providing the services required of them (other than in connection with a casualty which is addressed by Paragraph 21), or (c) that are made to the Building or the Project Common Area after the date of this Lease and are required under any Laws (as defined in Paragraph 6) (excluding, however, any capital improvements required by Laws that are Tenant's responsibility under Paragraph 6, which shall be paid directly by Tenant pursuant to Paragraph 6), where such capital improvements were not required under any such Laws to be completed with respect to the Project prior to the date the Lease was executed; and the costs of capital improvements incurred by Landlord which are the responsibility of Tenant pursuant to this Lease shall be amortized over the useful life of the capital item in question as determined in accordance with generally accepted accounting principles ("GAAP"), together with interest on the unamortized balance at the greater of (x) the rate paid by Landlord on funds borrowed from an institutional lender for the purpose of constructing such capital improvements; or (y) 10% per annum; provided, however, the amount of the cost of capital improvements which may be included within Expenses pursuant to this clause (v) shall be the greater of (I) the amount that would be payable pursuant to the foregoing amortization or (II) $.02 per square foot of the Rentable Area of the Premises per month (and to the extent the amount under this clause (II) exceeds the amount that would be payable under clause (I), such excess shall be credited against the unamortized balance of the cost of capital improvements in the inverse order in which they would be payable by Tenant under clause (i)); and (vi) any other reasonable expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining and repairing the Building, including, but not limited to, costs incurred or assessed pursuant to the Parking REA, the Initial CC&Rs, any other CC&Rs, any ground lease or any Encumbrances, and the Building's Share of Project Common Expenses; provided, however, that except to the extent the following are in connection with or related to the Initial Development, Landlord shall obtain Tenant's prior written consent before imposing or allowing any additional charges, assessments, costs or fees to be levied on the Project by any entity over which Landlord exerts control, directly or indirectly, and before entering into any agreement making the Project subject to or a member of an ownership association (other than pursuant to the Parking REA or the Initial CC&Rs), which consent shall not be unreasonably withheld, delayed or conditioned by Tenant. "Project Common Expenses" shall mean any expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Project Common Area and any other Expenses paid or incurred by Landlord for the benefit of the Project as a whole, including, but not limited to, the cost of maintaining any traffic improvements, surface parking lots and facilities located in the Project Common Area, landscaping, and any costs allocated to the Project Common Area (or the Project as a whole) pursuant to the Parking REA. Any "deductible" amounts relating to capital improvements required to be paid by Tenant hereunder in connection with any property or earthquake insurance policy carried by Landlord shall be amortized over the useful life of the restoration work to which such deductible amount relates in accordance with GAAP, in the same manner as other capital improvements that are included in Expenses as provided above.

          Notwithstanding anything to the contrary herein contained, Expenses shall not include, and in no event shall Tenant have any obligation to pay for pursuant to this Paragraph 3 or Paragraph 7(b), (aa) the acquisition cost of the Land or Additional Land, and the initial construction cost of any new buildings or improvements on the Project that increase the rentable area of the Project (or any additional operating expenses incurred during the course of construction and as a direct result of such construction) other than costs in connection with construction of the Building or Future Phases that are otherwise payable by Tenant hereunder; (bb) the cost of providing tenant improvements to Tenant or any other tenant and costs of preparing any other premises in the Project for occupancy by any other tenant, including brokerage commissions, attorneys fees and other fees incurred in connection with the leasing thereof; (cc) any rent payable pursuant to a ground lease, and debt service (including, but without limitation, interest, principal and any impound payments) required to be made on any mortgage or deed of trust recorded with respect to all or any portion of the Project other than debt service and financing charges imposed pursuant to Paragraph 3(c)(1)(E)(v) above; (dd) the cost of special services, goods or materials provided to any tenant; (ee) depreciation; (ff) the portion of a management fee paid to Landlord or affiliate in excess of three percent (3%) of Monthly Base Rent and Additional Charges for Expenses and Taxes (excluding the management fee); (gg) costs occasioned by Landlord's fraud or willful misconduct under applicable laws; (hh) costs for which Landlord has a right of and has received reimbursement from others; (ii) costs to correct any construction or design defects in the original construction of the Base Building; (jj) repairs, replacement and upgrades to the structural elements of the Base Building (e.g.. steel frame and slab) and structural components of the roof (not including the roof membrane above the concrete over metal deck), other than capital improvements pursuant to Paragraph 3(c)(1)(D)(v) above; (kk) environmental pollution remediation related costs for which Landlord has indemnified Tenant pursuant to Paragraph 39(c); (ll) advertising or promotional expenditures; (mm) leasing or sales commissions; (nn) repairs, restoration or other work occasioned by condemnation, or by fire, wind, the elements or other casualty to the extent of amounts paid or payable under any insurance policy maintained by Landlord covering the Project or any portion thereof;
          (oo) compensation paid to any employee of Landlord other than maintenance and property management personnel below the level of project manager, directly associated with the operation and maintenance of the Building or Project (it being agreed that the salaries of such management personnel at or above the level of project manager are covered by the management fee); (pp) repairs, alterations, additions, improvements or replacements made to rectify or correct any condition with respect to the Project that is in violation of applicable Laws on the date of execution of this Lease by Landlord and Tenant; (qq) Landlord's general overhead expenses in excess of the property management fee; (rr) legal fees, accountants' fees and other expenses incurred in connection with disputes with Tenant (except to the extent such expenses are Tenant's responsibility pursuant to this Lease) or associated with the defense of Landlord's title to or Landlord's interest in the Project or any part thereof; (ss) charitable or political contributions of Landlord; (tt) interest, penalties or other costs arising out of Landlord's failure to make timely payments of its obligations, to the extent not caused by Tenant's failure to make such payments when due under this Lease; (uu) costs or fees payable to public authorities in connection with any future construction and/or improvements to the Project, including fees for transit, housing, schools, open space, child care, arts programs, traffic mitigation measures, environmental impact reports, traffic studies, and transportation system management plans Project (other than any of the foregoing in connection with the Initial Development, Alterations to the Project made by or for Tenant, and construction or improvements required to comply with Laws or this Lease, all of which are expressly included in Expenses); and (vv) reserves for Expenses or Real Estate Taxes, except as expressly provided herein. All costs and expenses shall be determined in accordance with GAAP which shall be consistently applied (with accruals appropriate to Landlord's business).

                    (F) "EXPENSE YEAR" shall mean each twelve (12) consecutive month period commencing January 1 of the calendar year during which the Commencement Date of the Lease occurs, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Expenses shall be equitably adjusted for the Expense Years involved in any such change.

               (ii) PAYMENT OF REAL ESTATE TAXES:

                    (A) Commencing on the Commencement Date, Tenant shall pay to
               Landlord as Additional Charges one-twelfth (1/12th) of Tenant's Share of Real Estate Taxes for each Tax Year on or before the first day of each month during such Tax Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant, and Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. With reasonable promptness after Landlord has received the tax bills for any Tax Year, Landlord shall furnish Tenant with a statement (herein called "Landlord's Tax Statement") setting forth the amount of Real Estate Taxes for such Tax Year and Tenant's Share thereof. If the actual Tenant's Share of Real Estate Taxes for such Tax Year exceed the estimated Tenant's Share of Real Estate Taxes paid by Tenant for such Tax Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Tenant's Share of Real Estate Taxes within fifteen (15) days after the receipt of Landlord's Tax Statement, and if the total amount paid by Tenant for any such Tax Year shall exceed the actual Tenant's Share of Real Estate Taxes for such Tax Year, such excess shall be credited against the next installment of Real Estate Taxes due from Tenant to Landlord hereunder or if the Term has ended it shall be returned to Tenant within thirty (30) days. If it has been determined that Tenant has overpaid Real Estate Taxes during the last year of the Lease Term, then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the Expiration Date. No delay by Landlord in providing Landlord's Tax Statement shall be deemed a default by Landlord or a waiver of Landlord's right to require payment of the actual or estimated sums of Real Estate Taxes. Tenant's liability for Real Estate Taxes hereunder shall be prorated to reflect the Commencement Date and the date of expiration or termination of this Lease. In the case of any Real Estate Taxes which may be evidenced by bonds or which may be paid in annual or other periodic installments, Landlord shall cause such bonds or assessments to be paid in installments over the maximum period permitted by law, and Tenant shall be responsible for paying only the installments which become due and payable during the Term, or at Landlord's sole option, Landlord may pay the bond or assessment in full but only charge Tenant for principal and interest that would have become due during the Term had Landlord elected to pay the bond or assessment in installment payments; provided, however, that Landlord shall not initiate or consent to the imposition of any such bonds or assessments other than those evidenced by a lien in effect as of the date of execution of this Lease.

                    (B) Notwithstanding clause (A) above, but subject to the
               last sentence of this clause (B), during any period of time that Tenant is the sole tenant of the Building, and the Building is separately assessed, Tenant shall not be required to pay Tenant's Share of Real Estate Taxes in monthly installments; and in lieu thereof, Landlord shall furnish Tenant with a statement (herein called "Landlord's Tax Statement") setting forth the amount of Real Estate Taxes for each Tax Year with reasonable promptness after Landlord has received the tax bills for the Building in such Tax Year. Tenant shall then pay to Landlord actual Real Estate Taxes in installments, twice each Tax Year, no later than thirty (30) days prior to the delinquency date of each Real Estate Tax installment (or such earlier time as may be required by any Mortgagee). Tenant's right to pay Real Estate Taxes when due as set forth in this clause (B) shall not apply (i) if any Mortgagee requires monthly estimated payments (provided that Landlord shall use commercially reasonable efforts [without incurring additional cost, paying additional fees or making other concessions], to attempt to persuade any Mortgagee to not require impounds), or (ii) at Landlord's election, after any failure by Tenant to pay any installment of Real Estate Taxes when due hereunder.

                    (C) RIGHT TO CONTEST TAXES: Tenant shall have the right, by appropriate proceedings, to protest or contest any assessment, reassessment or allocation of Real Estate Taxes payable by Tenant hereunder, in whole or in part, in accordance with this clause
               (iii), and provided that any such proceeding and Tenant's participation therein does not result in a violation of any Mortgage. Tenant may act in its own name and/or the name of Landlord, and Landlord shall, at Tenant's request and expense, cooperate with Tenant in any way Tenant may reasonably require in connection with such contest. Tenant may utilize any legal procedure for payment under protest, if available, provided that, if required by Landlord's Mortgagee or a prospective purchaser of the Project, Tenant shall utilize a legal procedure for payment that is satisfactory to such Mortgagee or prospective purchaser, as applicable. Tenant shall indemnify, hold harmless and defend Landlord and the Project from any liens, liabilities or damages arising out of any contest of Real Estate Taxes by Tenant and shall pay any Real Estate Taxes ultimately determined to be due, together with any interest or penalties charged by the taxing entity. If a reduction in property taxes and/or


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
               assessments included in Real Estate Taxes previously paid by Tenant is obtained for any year of the Term during which Tenant paid Real Estate Taxes, then Landlord shall provide Tenant with a credit against Tenant's next due obligations for Real Estate Taxes or, if none or if Landlord receives a cash payment of any such amounts and/or interest on any such amounts (as opposed to a credit against future Real Estate Taxes for such amounts and/or such interest), refund such amounts and/or interest to Tenant within thirty (30) days based on such adjustment.

               If at least twenty (20) days prior to the last day for filing application for abatement of Real Estate Taxes for any tax year, Tenant shall give notice to Landlord that Tenant desires to file an application or abatement of Real Estate Taxes for said tax year and, if within ten (10) days after the receipt of said notice, Landlord shall not give notice to Tenant that it shall file such application, Tenant shall have the right either in its own name or in the name of Landlord, but at its own cost and expense to file such application. If within ten (10) days after receipt by Landlord of such notice by Tenant, Landlord shall give Tenant notice that Landlord shall file such application, Landlord shall file the same prior to the expiration of the time for filing of the same, at its own cost and expense. In the event, notwithstanding the foregoing, if any abatement by whomever prosecuted shall be obtained, the cost and expense of obtaining the same shall be a first charge upon the said abatement. If Tenant shall file an application for abatement pursuant to the provisions of this paragraph, Tenant will prosecute the same to final determination with due diligence and shall not, without Landlord's written consent (which consent will not be unreasonably withheld, conditioned or delayed) settle, compromise or discontinue the same, except, however, Tenant may discontinue the prosecution of the same at any time after giving Landlord notice thereof and an opportunity to take over the prosecution of the same. If Landlord shall file an application for abatement for any tax year after having received notice from Tenant that Tenant desires to file an application for abatement for said tax year, Landlord shall prosecute the same to final determination with due diligence and shall not, without Tenant's written consent (which consent will not be unreasonably withheld, conditioned or delayed), settle, compromise or discontinue the same, except, however, Landlord may discontinue the prosecution of the same at any time after giving Tenant notice thereof and an opportunity to take over the prosecution of the same. If either party shall prosecute an application for abatement, the other party will cooperate and furnish any pertinent information in its files reasonably required by the prosecuting party.

               Neither the filing of an application for abatement of Real Estate Taxes, nor the prosecution of any other proceedings contesting the amount or validity of any Real Estate Taxes, shall relieve Tenant of its obligations to pay Real Estate Taxes as and when provided herein. All abatements attributable to Real Estate Taxes previously paid by Tenant shall belong to Tenant less the costs and expenses reasonably incurred in obtaining such abatement.

               (iii) PAYMENT OF EXPENSES: Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Charges one-twelfth (1/12th) of Tenant's Share of the Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant, and Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. With reasonable promptness after the expiration of each Expense Year, Landlord shall furnish Tenant with a statement (herein called "Landlord's Expense Statement"), setting forth in reasonable detail the Expenses for such Expense Year and Tenant's Share thereof. If the actual Tenant's Share of Expenses for such Expense Year exceed the estimated Tenant's Share of Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Tenant's Share of Expenses within fifteen (15) days after the receipt of Landlord's Expense Statement, and if the total amount paid by Tenant for any such Expense Year shall exceed the actual Tenant's Share of Expenses for such Expense Year, such excess shall be credited against the next installment of the estimated Expenses due from Tenant to Landlord hereunder or if the Term has ended it shall be returned to Tenant within thirty (30) days. Any utility rebates for the Project which Landlord receives for payments made by Tenant shall be forwarded to Tenant so long as such rebate is received within one year following the Expiration Date or sooner termination of the Lease. If it has been determined that Tenant has overpaid Expenses during the last year of the Lease Term (including rebates of utilities applicable to Tenant), then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the Expiration Date.

               (iv) OTHER: To the extent any item of Real Estate Taxes or Expenses is payable by Landlord in advance of the period to which it is applicable (e.g. insurance and tax escrows required by Landlord's Lender), or to the extent that prepayment is customary for the service or matter, Landlord may (i) include such items in Landlord's estimate for periods prior to the date such item is to be paid by Landlord and
          (ii) to the extent Landlord has not collected the full amount of such item prior to the date such item is to be paid by Landlord, Landlord may include the balance of such full amount in a revised monthly estimate for Additional Charges. If the Commencement Date or Expiration Date shall occur on a date other than the first day of a Tax Year and/or Expense Year, Tenant's Share of Real Estate Taxes and Expenses, for the Tax Year and/or Expense Year in which the Commencement Date occurs shall be prorated.

               (v) AUDIT: Within ninety (90) days after receipt of any Expense Statement or Tax Statement from Landlord, Tenant shall have the right to examine and copy Landlord's books and records relating to such Expense Statements and Tax Statements, or cause an independent audit thereof to be conducted by a certified public accountant or Tenant. If the audit conclusively proves that Tenant has overpaid either Expenses or Real Estate Taxes, then Landlord shall reimburse Tenant within thirty (30) days for such overage together with interest on such overpayment at the Default Rate (as defined in 3(d) below), and if such overage exceeds four percent (4%) of the actual amount of Expenses or Real Estate Taxes paid by Landlord for the Tax or Expense Year covered by such audit, then Landlord shall bear the reasonable cost of such audit, up to a maximum cost of $5,000. If Tenant fails to object to any such Expense Statement or Tax Statement or conduct an independent audit thereof within ninety (90) days after receipt thereof, such Expense Statement and/or Tax Statement shall be final and shall not be subject to any audit, challenge or adjustment. All information obtained through any audit by Tenant and any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of such audit shall be held in strict confidence by the Tenant.

          (d) LATE CHARGES. Tenant recognizes that late payment of any Monthly Base Rent or Additional Charges will result in administrative expenses to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if Tenant is in Default in the payment of any Monthly Base Rent or Additional Charges, the amount of such unpaid Monthly Base Rent or Additional Charges shall be increased by a late charge to be paid to Landlord by Tenant in an amount equal to four percent (4%) of the amount of the delinquent Monthly Base Rent or Additional Charges. In addition, any outstanding Monthly Base Rent, Additional Charges, late charges and other outstanding Rent amounts shall accrue interest at an annualized rate of the lesser of (i) the greater of 10% or The Federal Reserve Discount Rate plus 5% until paid to Landlord, or (ii) the maximum rate permitted by law ("the Default Rate"). Tenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant and may be charged by Landlord to defray such loss and expense. The provisions of this Paragraph 3(d) in no way relieve Tenant of the obligation to pay Monthly Base Rent or Additional Charges on or before the date on which they are due, nor do the terms of this Paragraph 3(d) in any way affect Landlord's remedies pursuant to Paragraph 19 in the event any Monthly Base Rent or Additional Charges are unpaid after the date due.

     4. RESTRICTIONS ON USE.

          (a) Tenant shall not do or permit anything to be done in or about the Premises which will obstruct or interfere with the rights of other tenants or occupants of the Building or the Project or injure or annoy them, nor use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises.

          (b) Tenant shall have the right to use the courtyard areas of the Project Common Areas for Tenant's social and/or business functions with no additional rent for such use payable by Tenant, on the terms and conditions set forth in this Paragraph 4(b). Tenant shall deliver written notice to Landlord requesting to reserve particular space in the Project Common Areas for such functions at least five (5) days, and no earlier than thirty (30) days, prior to such proposed function. Landlord may grant similar rights to other tenants and occupants of the Project, and Tenant's rights under this paragraph shall be subject to the rights of such other tenants and occupants and any reasonable, non-discriminatory system Landlord incorporates to address conflicting reservations of the same space by more than one tenant or occupant of the Project. Tenant's use of the courtyard areas pursuant to this paragraph shall be on the following terms and conditions: (i) Tenant may conduct up to twelve (12) such functions within any calendar year; (ii) such functions shall be limited to a reasonable number of people consistent with applicable fire, health and safety laws, and shall comply with any applicable requirements of the DDA, REA, CC&Rs and/or other Encumbrances; (iii) the insurance, indemnity and nonliability obligations and provisions contained herein and in the Rules and Regulations , respectively (including Tenant's obligations to carry liquor law liability insurance if alcoholic beverages are served or consumed during such functions), shall apply to and govern any claims, liabilities, costs or expenses arising from any such function, (iv) no such proposed functions shall, in Landlord's reasonable determination, unreasonably disrupt either other tenants of the Project, or the operation or maintenance of the Common Areas, (v) Tenant shall comply with the obligations of the Rules and Regulations of Exhibit "D" attached hereto relating to such use, and (v) Tenant shall pay any and all Landlord's reasonable costs of preparation for, supervision of and/or clean-up in connection with, such functions.

     5. COMPLIANCE WITH LAWS.

          (a) TENANT'S COMPLIANCE OBLIGATIONS. Tenant shall not use the Project or permit anything to be done in or about the Project which will in any way conflict with any present and future laws, statutes, ordinances, resolutions, regulations, proclamations, orders or decrees of any municipal, county, state or federal government or other governmental or regulatory authority with jurisdiction over the Project, or any portion thereof, whether currently in effect or adopted in the future and whether or not in the contemplation of the parties hereto (collectively, "Laws"), and Tenant shall promptly, at its sole expense, maintain the Premises, any Alterations (as defined in Paragraph 7 below) permitted hereunder and Tenant's use and operations thereon in strict compliance at all times with all Laws. "Laws" shall include, without limitation, all Laws relating to health and safety (including, without limitation, the California Occupational Safety and Health Act of 1973 and the California Safe Drinking Water and Toxic Enforcement Act of 1986, including posting and delivery of notices required by such Laws with respect to the Premises), disabled accessibility (including, without limitation, the Americans with Disabilities Act, 42 U.S.C. section 12101 et seq.), Hazardous Substances, and all present and future life safety, fire, sprinkler, seismic retrofit, transportation demand management plan, building code and municipal code requirements; provided however, that Tenant's obligation to comply with Laws relating to Hazardous Substances is subject to the terms and conditions of Paragraph 39, and Tenant shall not be responsible for compliance with clean-up provisions of any Laws with respect to Hazardous Substances except to the extent of any release caused by the Tenant or any of its servants, employees, contractors, agents, licensees or invitees (collectively, including Tenant, the "Tenant Parties") or otherwise included in Tenant's indemnity contained in Paragraph 39. Notwithstanding the foregoing, Landlord, and not Tenant, shall be responsible for correcting any condition with respect to the Common Area, or the exterior or structural portions of the Building (but not with respect to the interior of the Premises), which is in violation of applicable Laws (subject to Tenant's obligation to pay such costs to the extent they are included as Expenses under Paragraph 3(c)(1)(D)), except to the extent such condition is caused by the negligent or intentional acts or omissions of the Tenant Parties, or such violation results from Tenant's particular use of the Premises, or such condition will be altered in connection with the installation of the Tenant Improvements or any Alterations. Tenant shall be responsible for compliance of the Tenant Improvements with all Laws. Notwithstanding the first sentence of this Paragraph 5(a), Tenant shall not be required to make any structural alterations to the Premises in order to comply with Laws unless the requirement that such alterations be made is triggered by any of the following (or, if such requirement results from the cumulative effect of any of the following when added to other negligent or intentional acts, omissions, or events, to the extent such alterations are required by any of the following): (i) the installation, use or operation of the Tenant Improvements, any Alterations, or any of Tenant's trade fixtures or personal property; (ii) the negligent or intentional acts or omissions of any of the Tenant Parties; or (iii) the particular use or particular occupancy or manner of use or occupancy of the Premises by the Tenant Parties. Any alterations that are Tenant's responsibility pursuant to this Paragraph 5 shall be made in accordance with Paragraph 6 below, at Tenant's sole cost. The parties acknowledge and agree that Tenant's obligation to comply with all Laws as provided in this paragraph (subject to the limitations contained herein) is a material part of the bargained-for consideration under this Lease. Tenant's obligations under this Paragraph and under Paragraph 7(c) below shall include, without limitation, the responsibility of Tenant to make substantial or structural repairs and alterations to the Premises to the extent provided above, regardless of, among other factors, the relationship of the cost of curative action to the Rent under this Lease, the length of the then remaining Term hereof, the relative benefit of the repairs to Tenant or Landlord, the degree to which the curative action may interfere with Tenant's use or enjoyment of the Premises, and the likelihood that the parties contemplated the particular Law involved.

          (b) COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Landlord and Tenant hereby agree and acknowledge that the Premises, the Building and/or the Project may be subject to, among other Laws, the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq., including, but not limited to Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented, including, without limitation, all requirements of Title 24 of the State of California Code (collectively, the "ADA"). Any Tenant Improvements to be constructed hereunder shall be in compliance with the requirements of the ADA, and all costs incurred for purposes of compliance of such Tenant Improvements therewith shall be a part of and included in the costs of the Tenant Improvements. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Tenant Improvements strictly complies with all requirements of the ADA. If any barrier removal work or other work is required to the Base Building or the Common Area under the ADA, then such work shall be the responsibility of Landlord at Landlord's sole cost and expense (subject to Tenant's obligation to pay such costs to the extent they relate to future violations and are included in Expenses under Paragraph 3(c)(1)(D)); provided, if such work is required under the ADA as a result of Tenant's particular use of the Premises or the design or installation of any Tenant Improvements or Alterations (as hereinafter defined) made to the Premises by or on behalf of Tenant, then such work shall be performed by Tenant at the sole cost and expense of Tenant. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises, the Building or the Project; any claims made or threatened orally or in writing regarding noncompliance with the ADA and relating to any portion of the Premises, the Building, or the Project; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises, the Building or the Project.

          (c) TRAFFIC MITIGATION. The parties anticipate that, in connection with and/or as a condition to approval of the Initial Development, the City and/or other governmental agencies or quasi-governmental agencies will require the implementation of a transportation demand management plan and/or one or more similar programs to reduce the traffic generated by the Project and to facilitate the use of public transportation (any such program, a "TDM"). A TDM may apply to (and measure required alternative transportation use) based on the Project as a whole, or based on each building included in the Project, or based on the Premises occupied by each or certain tenant(s) in the Project. Tenant hereby agrees to designate one of its employees to act as a liaison with Landlord or with the City or other entity enforcing the TDM, as appropriate, to facilitate and coordinate any TDM. Tenant shall comply with the requirements of any TDM that applies in whole or in part to the Premises, at Tenant's cost with respect to both compliance costs and any penalties resulting from Tenant's failure to comply with program requirements. If any TDM applies to the Project as a whole, or to a portion of the Project that includes more than the Premises, (i) Tenant shall pay as Expenses the Tenant's Share of the Building Share of any compliance costs with respect to such TDM, and (ii) Tenant shall pay Landlord on demand, as an Additional Charge, any penalties that are imposed under any such TDM to the extent such penalties result from Tenant's failure to comply with the requirements of such TDM, including, without limitation, by failure to timely comply with any reporting requirements or by failure of Tenant to meet any thresholds or other standards imposed by such TDM with respect to traffic, public transportation or other similar matters included in such TDM. If any TDM is imposed that applies only to Tenant or only to the Premises, Tenant shall be solely responsible for compliance with such TDM, including, without limitation, by satisfying any survey or reporting requirements thereunder directly to the entity enforcing such TDM, and by paying any penalties or costs imposed thereunder directly to the entity enforcing such TDM, and Tenant shall indemnify, defend and hold harmless Landlord against any claims, suits, costs (including reasonable attorneys' fees), damage, liability, and losses, whether foreseeable or unforeseeable, by reason of Tenant's failure to comply with, or violation of, any such TDM that applies solely to Tenant or the Premises.

          (d) INSURANCE REQUIREMENTS. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the

     Project or any of its contents (unless Tenant agrees to pay for such increase) or cause a cancellation of any insurance on the Project or otherwise violate any requirements, guidelines, conditions, rules or orders with respect to such insurance. Tenant shall at its sole cost and expense promptly comply with the requirements of the Insurance Services Office
     (ISO), board of fire underwriters, or other similar body now or hereafter constituted relating to or affecting Tenant's use or occupancy of the Project (other than in situations where compliance involves repair, maintenance or replacement of items that Landlord is expressly required to repair, maintain or replace under this Lease).

          (e) NO LIMITATION ON OBLIGATIONS. The provisions of this Paragraph 5 shall in no way limit Tenant's maintenance, repair and replacement obligations under Paragraph 7 or Tenant's obligation to pay Expenses under Paragraph 3(c). The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether Landlord is a party thereto or not, that Tenant has so violated any such Law shall be conclusive of such violation as between Landlord and Tenant.

     6. ALTERATIONS.

          (a) After completion of the Tenant Improvements (which shall be governed by the Work Letter), Tenant shall not make or suffer to be made any additional alterations, additions or improvements (herein referred to individually as an "Alteration", and collectively as the "Alterations") in, on or to the Premises or any part thereof without the prior written consent of Landlord. Failure of Landlord to give its approval within fifteen (15) calendar days after receipt of Tenant's written request for approval shall constitute disapproval by Landlord. Any Alterations in, on or to the Premises, except for Tenant's trade fixtures and movable furniture and equipment, shall be the property of Tenant during the Term and shall become Landlord's property at the end of the Term without compensation to Tenant. Landlord shall not unreasonably withhold or delay its consent to Alterations that (i) do not materially affect the structure of the Building or its electrical, plumbing, HVAC, security or other systems, (ii) are not visible from the exterior of the Premises and do not otherwise affect the exterior appearance of the Building, (iii) are consistent with Tenant's Permitted Use hereunder; (iv) do not require any application to a political jurisdiction for rezoning, general plan amendment, variance, conditional use permit or architectural review approval, (v) will not interfere with the use and occupancy of any other portion of the Project by Landlord or by any other tenants or occupants or their invitees, or by any other party with the right to use any portion of the Project, (vi) comply with any ground lease, the Parking REA, the Initial CC&Rs, any other CC&Rs, any other Encumbrances, and any Mortgages, and (vii) do not adversely affect the value or marketability of Landlord's reversionary interest upon termination or expiration of this Lease.

          (b) Notwithstanding Paragraph 6(a), Tenant may make Alterations to the Premises without Landlord's prior consent so long as (x) such Alterations comply with items (i) through (vii) in Paragraph 6(a), and (y) the cost of each such Alteration (or group of Alterations, if occurring substantially at the same time and as part of a single project) does not exceed Two Hundred Thousand Dollars ($200,000) (any such Alterations being defined herein as "Permitted Alterations"). Tenant shall be required to notify Landlord in writing before making any Permitted Alterations and within thirty (30) days after completion of such Permitted Alterations, and at Landlord's request shall provide Landlord with accurate as-built drawings of any Permitted Alterations.

          (c) Any Alterations consented to by Landlord pursuant to Paragraph 6(a), and any Permitted Alterations, shall be made by Tenant, at Tenant's sole cost and expense, in accordance with plans and specifications reasonably approved by Landlord, and any contractor or person selected by Tenant to make the same must first be reasonably approved in writing by Landlord. With respect to any Alterations that affect the structure of the Building, the Building Systems, or any portion of the Project outside the Premises, at Landlord's option the Alterations shall be made by Landlord, or by a contractor specified by Landlord, for Tenant's account and Tenant shall reimburse Landlord for the actual third-party costs incurred by Landlord in connection therewith as an Additional Charge, within twenty
     (20) days after receipt of a statement from Landlord therefor.

          (d) Tenant shall reimburse Landlord upon demand for any reasonable out-of-pocket expenses incurred by Landlord in the review of any Alterations made by Tenant, including fees charged by Landlord's contractors or consultants to review plans and specifications, and such obligation shall be an Additional Charge. Landlord's consent to any Alterations shall not obligate Landlord to repair, maintain, insure or otherwise assume any responsibility or liability with respect to any such Alteration. In addition, notwithstanding Landlord's review, Tenant and not Landlord shall be responsible for compliance of the Alterations, and plans and specifications therefor, with all applicable Laws, and Landlord shall not be responsible for any omissions or errors therein.

          (e) Upon the expiration or sooner termination of the Term, Tenant shall upon demand by Landlord, at Landlord's election either (i) at Tenant's sole cost and expense, forthwith and with all due diligence remove any Alterations made by or for the account of Tenant, designated by Landlord to be removed (provided, however, that upon the written request of Tenant prior to installation of such Alterations, Landlord shall advise Tenant at that time whether or not such Alterations must be removed upon the expiration or sooner termination of this Lease), and restore the Premises to substantially its original condition as of the Commencement Date, subject to normal wear and tear and the rights and obligations of Tenant concerning casualty damage pursuant to Paragraph 20 or (ii) pay Landlord the reasonable estimated cost thereof.

          (f) All wiring, circuit breakers, transformers, cabling, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, flooring, HVAC equipment and HVAC ducts shall be deemed to be real estate fixtures and at all times after installation be and remain Landlord's property, whether or not attached to or built into the Premises; provided, however, that any HVAC equipment installed by Tenant to handle loads in excess of the HVAC capacity required to operate the Building as a first-class office building and electrical systems for backup emergency power may be removed by Tenant at any time prior to the expiration of the Term as long as Tenant repairs any damage to the Building and Common Area which may result from such removal. Any trade fixtures, furniture and trade equipment installed by the Tenant which may be removed from the Premises without injury thereto (including, without limitation, demountable partitions, refrigerators and other kitchen appliances, computer racking and similar demountable fixtures) (collectively, "Trade Fixtures") shall remain the property of the Tenant and shall be removed by the Tenant, at the Tenant's sole cost and expense, from the Premises upon the expiration or earlier termination of this Lease. Landlord acknowledges Tenant's right to finance and to secure under the Uniform Commercial Code, Tenant's inventory, furnishings, furniture, equipment, machinery, leasehold improvements and other personal property located at the Property, other than the fixtures, equipment and other improvements required to be titled in the name of Landlord, and Landlord agrees, at Tenant's cost and expenses, to execute Landlord's lien waiver forms with respect to such financed personal property and other similar documentation (in form and substance reasonably satisfactory to Landlord; provided that such waivers shall not increase Landlord's obligations or limit Landlord's rights and remedies under this Lease) in favor of any purchase money seller, Landlord or lender who has financed or may finance in the future such items, which documentation will provide such purchase money seller, Landlord or lender a reasonable period of time to remove such financed personal property (but in no event to exceed the time of Tenant's right to possession of the Premises).

     7. REPAIR AND MAINTENANCE.

          (a) LANDLORD'S OBLIGATIONS.

               (i) Landlord shall maintain, repair and replace, at its sole cost and expense, except as provided in Paragraph 7(c), the exterior (excluding windows and window frames), roof structure (but not the roof membrane) and structural portions of the Building (including load bearing walls and foundations).

               (ii) Landlord shall maintain, repair and replace the parking areas, courtyards, sidewalks, entryways, lawns, fountains, landscaping and other similar facilities located in the Common Area.

     All costs incurred by Landlord in connection with the foregoing obligations shall be payable by Tenant as Additional Charges in accordance with Paragraph 3(c) to the extent they are properly included in Expenses thereunder. Landlord's obligations under this Paragraph 7(a) with respect to any particular repair, replacement or maintenance requirement, shall not commence until Tenant notifies Landlord in writing of any circumstances which Tenant believes may trigger Landlord's obligations. If Landlord fails after thirty (30) days' written notice by Tenant (or such lesser period as may be reasonable if such failure materially interferes with Tenant's use or occupancy of the Premises or threatens material damage to Tenant's property or material harm to Tenant's employees, even if such shorter period of time is less than the cure period provided in Paragraph 19(b) before such failure would be a "default" by Landlord under this Lease) to proceed with due diligence to make repairs required to be made by Landlord under this Paragraph 7(a), the same may be made by Tenant at the expense of Landlord, so long as Tenant first provides Landlord with an additional notice and an additional five (5) business days (or, in the event of an emergency that threatens material damage to Tenant's property or material harm to Tenant's employees, one (1) business day) to either (i) dispute Landlord's obligation and submit such dispute to arbitration pursuant to Paragraph 45, (ii) commence cure, or (iii) by written notice to Tenant within such five business day period after receipt of such notice, designate the contractor Tenant shall use in connection with any such repair by Tenant in which event Tenant shall only make such repairs using such designated contractor. If Landlord fails to dispute such obligation, commence cure or to so designate a contractor, Tenant may proceed with an experienced, duly licensed and adequately insured contractor selected by Tenant. Any expenses incurred by Tenant in connection with the preceding sentence shall be reimbursed (with interest at the rate of 8.5% from the date on which Tenant incurs such costs) within thirty (30) days after submission of a bill or statement therefor to Landlord. Tenant shall have no right to offset any such amounts against Rent hereunder. If Landlord disputes Tenant's right to cure Landlord's default or the reasonableness of the costs incurred by Tenant, Landlord shall submit such dispute to binding arbitration pursuant to Paragraph 45 below within thirty (30) business days after Tenant's demand. If Landlord fails to either reimburse Tenant or dispute Tenant's demand pursuant to the previous sentence within thirty
     (30) business days after Tenant's demand, Tenant may submit such dispute to binding arbitration pursuant to Paragraph 45.

          (b) TENANT'S OBLIGATIONS. Tenant shall maintain, repair and replace, to the extent necessary to maintain the Building in good operating order and first-class condition, at its sole cost and expense, all portions of the Premises which are not Landlord's obligations under Paragraph 7(a), including, without limitation, (i) the roof membrane, windows, and window frames; (ii) the building systems serving the Premises for electrical, mechanical, HVAC and plumbing and all controls appurtenant thereto, and any elevators in the Building (collectively, including elevators, "Building Systems"); and (iii) the interior portion of the Building, the Tenant Improvements, the Alterations, and any additional tenant improvements, alterations or additions installed by or on behalf of Tenant within the Premises. Tenant shall be responsible for the expense of installation, operation, and maintenance of its telephone and other communications cabling from the point of entry into the Building to the Premises and throughout the Premises; though Landlord shall have the right to perform such work on behalf of Tenant in Common Areas, provided Landlord performs such work in coordination with Tenant and its contractors in such a manner as will accommodate Tenant's reasonable objectives with respect thereto. The Premises shall at all times be maintained by Tenant in the condition of a first-class office building. Tenant's obligations under this Paragraph 7 include, without limitation, the replacement, at Tenant's sole cost and expense, of any portions of the Premises or Building Systems which are not Landlord's express responsibility under Paragraph 7(a), if it would be commercially prudent to replace, rather than repair, such portions of the Premises, regardless of whether such replacement would be considered a capital expenditure. Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. In addition, Tenant hereby waives and releases its right to terminate this Lease under Section 1932(1) of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

          (c) ADDITIONAL OBLIGATIONS OF TENANT. The purpose of Paragraph 7(a) and 7(b) is to define the obligations of Landlord and Tenant to perform various repair and maintenance functions; the allocation of the costs therefor are covered under this Paragraph 7(c) and Paragraph 3. Tenant shall bear the full cost of repairs or maintenance interior or exterior, structural or otherwise, to preserve the Premises and the Building in good working order and first-class condition, arising out of (i) the existence, installation, use or operation of any Tenant Improvements, Alterations, or any of Tenant's trade fixtures or personal property; (ii) the moving of Tenant's property or fixtures in or out of the Building or Project or in and about the Premises; (iii) the particular use or particular occupancy or manner of use or occupancy of the Premises by any Tenant Party; or (iv) except to the extent any claims arising from any of the foregoing are reimbursed by insurance carried by Landlord, are covered by the waiver of subrogation in Paragraph 11 or are otherwise provided for in Paragraph 20, the acts, omissions or negligence of any Tenant Parties.

          (d) MAINTENANCE SERVICE CONTRACTS. In connection with Tenant's maintenance and repair obligations contained in this Paragraph 7, Tenant shall, at its own cost and expense, enter into regularly scheduled


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
     preventive maintenance service contracts with maintenance contractors approved by Landlord, in its reasonable discretion, for servicing all Building Systems, elevators and equipment within the Premises, and shall provide copies of such contracts and periodic maintenance reports to Landlord. At Landlord's option at any time in which Tenant is in Default hereunder, maintenance service contracts shall be prepaid on an annual basis. Each maintenance service contract shall specifically name Landlord as a third party beneficiary, with the right to receive copies of all notices delivered under such contract and the ability to exercise Tenant's rights thereunder, at Landlord's election, in connection with any cure of Tenant's default by Landlord, or any assumption by Landlord of Tenant's maintenance obligations with respect to Building Systems, pursuant to Paragraph 7(e) below.

          (e) CURE RIGHTS. Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any failure to fulfill any of its obligations under this Paragraph 7; provided, however, that if such failure is curable but cannot be cured within such thirty (30) day period, Tenant shall have such additional time as may be reasonably required to cure (not to exceed sixty (60) additional days) so long as Tenant commences such cure within such (30) day period and diligently prosecutes such cure to completion. Landlord shall have the rights set forth in Paragraph 23 with respect to any failure of Tenant to perform its obligations under this Paragraph 7. In addition, Landlord may elect, by delivery of written notice to Tenant, to assume Tenant's maintenance obligations with respect to the Building Systems under Paragraph 7(b)(ii) if Tenant does not cure any breach of such obligations, or if Tenant has failed to perform such obligations more than once in any twelve month period (without benefit of cure periods) upon the second such failure. If Landlord assumes such obligations, all costs incurred by Landlord in connection therewith shall be included in Expenses payable by Tenant as Additional Charges in accordance with Paragraph 4(c). The remedies described in this paragraph are cumulative and in addition to any other remedies Landlord may have at law or under this Lease.

          (f) NO ABATEMENT. Except to the extent any claims arising from any of the foregoing are reimbursed by rental abatement insurance proceeds actually received by Landlord, are covered by the waiver of subrogation in Paragraph 11 or are otherwise provided for in Paragraph 20, there shall be no abatement of Rent with respect to, and except for Landlord's gross negligence or willful misconduct, Landlord shall not be liable for any injury to or interference with Tenant's business arising from, any repairs, maintenance, alteration or improvement in or to any portion of the Project, including the Premises, or in or to the fixtures, appurtenances and equipment therein.

     8. LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including without limitation by the payment of the claim giving rise to such lien or by the posting of a bond. All such sums paid by Landlord and all expenses incurred by Landlord in connection therewith shall be considered Additional Charges and shall be payable to Landlord by Tenant on demand with interest from the date incurred by Landlord at the Default Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give written notice to Landlord at least fifteen (15) business days' prior to commencement of any construction on the Premises.

     9. ASSIGNMENT AND SUBLETTING.

          (a) Except as otherwise provided in this Section 9, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant's leasehold estate hereunder (collectively, "Assignment"), or permit the Premises to be occupied by anyone other than Tenant or sublet the Premises or any portion thereof (collectively, "Sublease"), without Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Sublease or Assignment, if Landlord withholds its consent where either (i) the creditworthiness of the proposed Sublessee or Assignee is not reasonably acceptable to Landlord, or (ii) the proposed Sublessee's or Assignee's use of the Premises is not in compliance with the Permitted Use as described in the Basic Lease Information, such withholding of consent shall be presumptively reasonable. If Landlord consents to the Sublease or Assignment, Tenant may thereafter enter into a valid Sublease or Assignment upon the terms and conditions set forth in this Paragraph 9.

          (b) If Tenant desires at any time to enter into an Assignment of this Lease or a Sublease of the Premises or any portion thereof for which Landlord's consent is required, it shall first give written notice to Landlord of its desire to do so, which notice shall contain (i) the name of the proposed assignee, subtenant or occupant; (ii) the name of the proposed assignee's, subtenant, or occupant's business to be carried on in the Premises; (iii) the terms and provisions of the proposed Assignment or Sublease; and (iv) such financial information as Landlord may reasonably request concerning the proposed assignee, subtenant or occupant.

          (c) At any time within fifteen (15) days after Landlord's receipt of the notice specified in Paragraph 9(b), Landlord may by written notice to Tenant elect to (i) consent to the Sublease or Assignment; or (ii) disapprove the Sublease or Assignment. In addition, unless Tenant has previously delivered an Availability Notice to Landlord with respect to the portion of the Premises covered by such proposed Sublease or Assignment within the previous 120 days as provided in Paragraph 9(d), Landlord may elect to terminate this Lease as to the portion of the Premises that is specified in such notice, with a proportionate abatement in Monthly Base Rent and Additional Charges for Expenses and Taxes, if such notice is with respect to (x) any proposed Assignment, or (y) any proposed Sublease and either (I) such Sublease has a term (including any renewal or extension options) that either is coterminous with the Term or expires within the last twelve (12) months of the Term, or (II) after giving effect to such Sublease, the original Tenant will occupy less than fifty percent (50%) of the Rentable Area of the Premises for a period in excess of twenty-four
     (24) consecutive months. If Landlord elects to terminate the Lease as to a portion of the Premises pursuant to the immediately preceding sentence, Tenant shall at all times provide reasonable and appropriate access to such portion of the Premises and use of any common facilities within the Building (including, at Landlord's election and as reasonable under the circumstances, by the designation of "building common areas" as appropriate for the use of and access to the recaptured space, including provision of any utilities and services for such recaptured space), Tenant's Share shall be modified (based on the remaining Rentable Area of the Premises divided by the total rentable area in the Building, as determined by Landlord in its reasonable discretion), Tenant's Minimum Parking shall be reduced by multiplying the number of parking spaces included in Tenant's Minimum Parking by a fraction, the numerator of which shall be the remaining Rentable Area of the Premises and the denominator of which shall be the Rentable Area of the entire Premises as of the Delivery Date (determined as provided in the Basic Lease Information) and Tenant's rights with respect to any monument or other Project signage and the roof space (for Satellite Antennae) shall be reduced in the same proportion as the Minimum Parking, except that so long as Tenant is the largest occupant in the Building Tenant shall continue to have the use of any available Building top signage (subject to the requirements of Paragraph 38). Promptly after request from Landlord, Tenant shall enter into any amendment to this Lease or other documentation reasonably requested by Landlord in connection with any such termination of this Lease as to a portion of the Premises (which shall include provisions creating building common area and regarding the other modifications to the extent set forth in the preceding sentence). Failure by Landlord to either consent to or disapprove a proposed Assignment or Sublease within the fifteen (15) business day time period specified above shall be deemed to be Landlord's approval thereof, so long as Tenant's request includes the following statement in capitalized and boldfaced letters: BY FAILING TO RESPOND TO THIS REQUEST, YOU WILL BE DEEMED TO HAVE APPROVED THE LEASE ASSIGNMENT OR SUBLEASE DESCRIBED HEREIN.

          (d) At Tenant's option, Tenant may notify Landlord in writing if Tenant wishes to Assign or Sublease any portion of the Premises, prior to commencing negotiations for an Assignment or Sublease with another party and without the required information set forth in Paragraph 9(b), if such Assignment or Sublease would be subject to Landlord's termination right provided above (such notice being the "Availability Notice"), and Landlord shall have the option, by written notice to Tenant within fifteen (15) days after receiving any Availability Notice, to terminate this Lease with respect to the portion of the Premises as provided above. If Landlord declines or fails timely to elect to terminate this Lease with respect to such portion of the Premises, Tenant shall have the right, within one hundred twenty (120) days after the expiration of such fifteen (15) day period, to enter into an Assignment or Sublease with respect to the portion of the Premises designated in the Availability Notice, subject to Landlord's consent and the other provisions of this Paragraph 9, except that Landlord shall not have the further right to terminate with respect to such Assignment or Sublease. If Tenant fails to enter into an Assignment or Sublease within such one hundred twenty (120) day period, or upon expiration of any Sublease entered into within such one hundred twenty (120) day period, Landlord's rights under this Paragraph 9 to terminate the Lease with respect to the portion of the Premises upon any future proposed Sublease or Assignment shall revive. If Landlord consents to the Sublease or Assignment within fifteen (15) days after receipt of Tenant's notice as provided above, Tenant may thereafter within one hundred twenty (120) days after Landlord's consent, but not later than the expiration of said one hundred twenty (120) days, enter into such Assignment or Sublease of the Premises or portion thereof upon the terms and conditions set forth in the notice furnished by Tenant to Landlord pursuant to Paragraph 9(b). However, Tenant shall pay to Landlord fifty percent (50%) of any rent or other consideration realized by Tenant under any and all Subleases in excess of the Monthly Base Rent and Additional Charges payable hereunder (or the amount thereof proportionate to the portion of the Premises subject to such Sublease(s)), including, without limitation, any sums paid for the sale or rental of the Tenant Improvements, after first deducting from such excess costs reasonably incurred for tenant improvements installed by Tenant (commensurate with a standard office build-out) to obtain the Sublease or Assignment in question, each of which are installed in that portion of the Premises which is the subject of the Sublease or Assignment and which unamortized costs shall be amortized on a straight line basis (without interest) over the term of the Sublease or Assignment in equal installments, and after deducting therefrom any customary brokers' commissions that Tenant has incurred in connection with such Sublease.

          (e) No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord's express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Paragraph 9 shall be void and, at the option of Landlord, shall constitute a material Default by Tenant under this Lease. The acceptance of Monthly Base Rent or Additional Charges by Landlord from a proposed assignee or sublessee shall not constitute the consent to such Assignment or Sublease by Landlord.

          (f) The following shall be deemed a voluntary assignment of Tenant's interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of Tenant; and (ii) if the capital stock of Tenant is not publicly traded, the sale or transfer to one person or entity stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant's stock issued, outstanding and entitled to vote for the election of directors. Notwithstanding anything to the contrary contained in this Paragraph 9, Tenant may enter into any of the following transfers (a "Permitted Transfer") without Landlord's prior written consent: (1) Tenant may assign its interest in the Lease to a corporation, partnership, professional corporation, limited liability company, or limited liability partnership ("Transfer Entity") which results from a merger, consolidation or other reorganization, so long as immediately following such transaction the surviving Transfer Entity satisfies each of the Transfer Standards (as defined below) or the obligations of such Transfer Entity are guaranteed (by documentation that is in form and substance satisfactory to Landlord in its reasonable discretion) by Tenant or an Affiliate (as defined below) satisfying each of the Transfer Standards; and (2) Tenant may assign this Lease to a Transfer Entity which purchases or otherwise acquires all or substantially all of the assets of Tenant, so long as immediately following such transaction such acquiring corporation satisfies each of the Transfer Standards. For purposes of this Paragraph 9(f), the Transfer Standards shall mean each of the following, as reflected in audited financial statements (which include an unqualified certification by a licensed certified pubic accountant reasonably acceptable to Landlord) provided to Landlord: (a) if Tenant leases space in only one Building as of the effective date of the transfer: (i) a net worth of at least Five Hundred Million Dollars ($500,000,000); (iii) unencumbered and unrestricted cash, cash equivalents and third party marketable securities with liquidity of 90 to 360 days (collectively, "Liquid Assets") of One Hundred Million Dollars ($100,000,000); and (iii) an operating profit of not less than Fifty Million Dollars ($50,000,000) for the prior twelve (12) months (combined operations of pre-existing entities); or (b) if Tenant leases space in more than one building in the Project as of the effective date of the transfer: (i) a net worth of at least Five Hundred Million Dollars ($500,000,000); (ii) Liquid Assets of the One Hundred Fifty Million Dollars ($150,000,000); and (iii) an operating profit of not less than Eighty Million Dollars ($80,000,000) for the prior twelve (12) months (combined operations of pre-existing entities);.

          (g) Each assignee pursuant to an Assignment as provided in this Paragraph 9 shall assume all obligations of Tenant under this Lease, and shall be and remain liable jointly and severally with Tenant for the payment of Monthly Base Rent and Additional Charges, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant's part to be performed for the Term. No Assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument in recordable form that contains a covenant of assumption by the assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Paragraph 9(g), but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above. Notwithstanding anything to the contrary in this Lease, no Sublease shall be binding on Landlord unless and until Landlord shall agree in writing following termination of this Lease to recognize such sublessee and such sublessee agrees in writing to attorn to Landlord on the terms and conditions of the sublease (including the obligations under this Lease to the extent that they relate to the portion of the Premises subleased), and any Sublease entered into by Tenant hereunder shall include an obligation by the sublessee to so attorn to Landlord if Landlord, in Landlord's sole discretion, elects to recognize such Sublease upon any termination of this Lease.

          (h) Tenant shall have the right, without Landlord's consent and without triggering Landlord's rights under Paragraph 10(c), but with written notice to Landlord at least ten (10) days prior thereto, to enter into an Assignment of Tenant's interest in the Lease or a Sublease of all or any portion of the Premises to an Affiliate (as defined below) of Tenant, provided that (i) in connection with an Assignment that is not a Sublease, the Affiliate delivers to Landlord concurrent with such Assignment a written notice of the Assignment and an assumption agreement whereby the Affiliate assumes and agrees to perform, observe and abide by the terms, conditions, obligations, and provisions of this Lease arising from and after the effective date of the assignment; and (ii) the assignee or sublessee remains an Affiliate throughout the term of this Lease (and, in connection with an Assignment that is not a Sublease, the assumption agreement shall contain provisions consistent with the provisions of this subparagraph allowing Landlord to terminate this Lease at such time as the entity is no longer an Affiliate of the original Tenant). If this Lease is assigned or sublet to an Affiliate and thereafter any circumstance occurs which causes such assignee or sublessee to no longer be an Affiliate of the assigning or subleasing Tenant, Tenant shall give written notice thereof to Landlord, which notice, to become effective, shall refer to Landlord's right to terminate this Lease pursuant to this subparagraph, in the event of an Assignment, or to cause Tenant to terminate the Sublease, in the event of a Sublease ("Affiliation Termination Notice"). Following occurrence of the circumstance giving rise to the discontinuation of such assignee or sublessee being an Affiliate ("Affiliate Termination") of the assigning or subleasing Tenant, Landlord shall be entitled to terminate this Lease in the event of an Assignment, or to cause Tenant to terminate the Sublease in the event of a Sublease, unless Landlord has given its prior written consent to such circumstance, which consent shall not be unreasonably withheld by Landlord so long as, in the event of an Assignment, such assignee (after giving effect to such circumstance) has financial strength (as demonstrated by audited financial statements) equal to or greater than the assigning or subleasing Tenant (including its net worth) as of the date of execution of this Lease, or the assigning or subleasing Tenant executes a guaranty in usual form reasonably acceptable to Landlord (however, this does not imply that Tenant would be released without such guaranty). No Sublease or Assignment by Tenant made pursuant to this Paragraph shall relieve Tenant of Tenant's obligations under this Lease. As used in this paragraph, the term "Affiliate" shall mean and collectively refer to a corporation or other entity which controls, is controlled by or is under common control with Tenant, by means of an ownership of either (aa) more than fifty percent (50%) of the outstanding voting shares of stock or partnership or other ownership interests, or (bb) stock, or partnership or other ownership interests, which provide the right to control the operations, transactions and activities of the applicable entity.

          (i) Landlord acknowledges that Tenant's business in the Premises may require the installation of certain communications equipment by certain licensees and customers of Tenant (collectively, "Customers") in order for such Customers to interconnect with Tenant's equipment in the Premises or to permit Tenant to manage or operate such Customers' equipment, and so long as such Customers are not granted possessory rights to any portion of the Premises (whether as assignees, sublessees, licensees, or in any other capacity), these contracts with the Customers shall not require Landlord's consent, and these Customer contracts do hereby have the Landlord's consent at no consideration to Landlord for the limited purpose of permitting the services and uses described above and so long as Tenant causes such Customers to comply, and all such services and uses are conducted in a manner in compliance with, all of the terms and conditions of this Lease.

     10. INSURANCE AND INDEMNIFICATION.

          (a) Except to the extent caused by the negligence or willful misconduct of Tenant Parties or Tenant's breach of this Lease, Landlord shall indemnify and hold Tenant harmless from and defend Tenant against any and all claims or liability for any injury or damage to any person or property including any reasonable attorney's


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
     fees (but excluding any consequential damages or loss of business) occurring in, on, or about the Project to the extent such injury or damage is caused by the gross negligence or willful misconduct of Landlord, its agents, servants, contractors, employees (collectively, including Landlord, "Landlord Parties").

          (b) Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord Parties for any injury or damage to any person or property in or about the Premises by or from any cause whatsoever (other than the gross negligence or willful misconduct of Landlord Parties), and without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement, or other portion of the Premises or the Building, or caused by gas, fire, oil, electricity, or any cause whatsoever, in, on, or about the Premises, the Project or any part thereof (other than that caused by the gross negligence or willful misconduct of Landlord Parties). Tenant acknowledges that any casualty insurance carried by Landlord will not cover loss of income to Tenant or damage to the Alterations in the Premises installed by Tenant or Tenant's personal property located within the Premises (except as provided in Paragraph 10(f) below). Tenant shall be required to maintain the insurance described in Paragraph 10(d) below during the Term.

          (c) Except to the extent caused by the gross negligence or willful misconduct of Landlord Parties, Tenant shall indemnify and hold Landlord harmless from and defend Landlord against any and all claims or liability for any injury or damage to any person or property whatsoever: (i) occurring in or on the Premises; or (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage shall be caused by the negligence or willful misconduct by the Tenant Parties. Tenant further agrees to indemnify and hold Landlord harmless from, and defend Landlord against, any and all claims, losses, or liabilities (including damage to Landlord's property) arising from (x) any breach of this Lease by Tenant, (y) any matter referred to in Paragraph 10(g), and/or
     (z) the conduct of any work or business of Tenant Parties in or about the Project, including, but not limited to any release, discharge, storage or use of any Hazardous Substance. In the event of a discrepancy between the terms of this paragraph and the terms of Paragraph 39 of the Lease concerning Hazardous Substance liability, the latter shall control.

          (d) Tenant shall procure at its cost and expense and keep in effect during the Term (and during the construction period for the Tenant Improvements) the following insurance:

               (i) Commercial general liability insurance on an occurrence form, including contractual liability, with a minimum combined single limit of liability of Three Million Dollars ($3,000,000). Such insurance shall name Landlord, any Mortgagee, any ground lessor, and such other parties as Landlord may request as additional insureds, shall specifically include the liability assumed hereunder by Tenant, and shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord, and shall provide that Landlord shall receive thirty (30) days' written notice from the insurer prior to any cancellation or change of coverage. The limits of such insurance shall not limit the liability of Tenant hereunder, and Tenant is responsible for ensuring that the amount of liability insurance carried by Tenant is sufficient for Tenant's purposes.

               (ii) Business interruption insurance, insuring Tenant for a period of twelve (12) months against losses arising from the interruption of Tenant's business, and for lost profits, and charges and expenses which continue but would have been earned if the business had gone on without interruption, insuring against such perils, in such form and with such deductible amount as are commercially reasonable;

               (iii) "Special" (also known as "all risk") property insurance (including, without limitation, boiler and machinery (if applicable); sprinkler damage, vandalism and malicious mischief) on all of Tenant's personal property. Such insurance shall be in an amount equal to full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO All Risk form, when such form is supplemented with the coverages required above. During the Term of this Lease, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant's Trade Fixtures or personal property (other than as necessary to enforce Tenant's obligations with respect to such insurance under this Lease) and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant in connection with such insurance. Landlord will not carry insurance on Tenant's Trade Fixtures or personal property possessions.

               (iv) Worker's compensation insurance with limits as may be required by law.

               (v) Such other insurance as may be required by Laws, or by Landlord to the extent it is commercially reasonable for tenants to be required to carry such other insurance under similar leases with respect to similar property in similar locations.

     Insurance required under this Paragraph 10(d) shall be in companies rated "A-" VIII or better in "Best's Insurance Guide." Tenant shall deliver copies of policies of such insurance and certificates naming the additional insureds thereof to Landlord on or before the date Tenant commences work on the Tenant Improvements, and thereafter at least thirty (30) days before the expiration dates of expiring policies; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Charges within five (5) days after delivery to Tenant of bills therefor.

          (e) The provisions of this paragraph 10 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

          (f) Landlord shall maintain insurance on the Project, including the Building, the Tenant Improvements and any Alterations installed in the Premises by Tenant at its expense to the extent Tenant provides Landlord with all information reasonably required by Landlord or its insurer in connection therewith (with the entire cost of any such insurance on Tenant Improvements and Alterations to be payable directly by Tenant to Landlord as an Additional Charge, including the incremental cost to add such insurance to Landlord's policies and any deductibles payable with respect to such Tenant Improvements and Alterations), against fire and risks covered by "special" coverage (also known as "all risk") (excluding earthquake and flood, though Landlord, at its sole option, may include this coverage) on a 100% of "replacement cost" basis (though reasonable deductibles may be included under such coverage). Landlord's insurance shall also cover the improvements installed by Landlord prior to the commencement of the Term, and the Tenant Improvements installed by Tenant pursuant to the Work Letter, shall have a building ordinance provision, and shall provide for rental interruption insurance covering a period of twelve
     (12) full months. In no event shall Landlord be deemed a co-insurer under such policy. Landlord shall also maintain commercial general liability insurance on an occurrence basis in amounts not less than Three Million Dollars ($3,000,000) per occurrence with respect to bodily injury or death and property damage in the Project. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may modify the foregoing coverages if and to the extent it is commercially reasonable to do so. Landlord agrees to provide Tenant, upon written request, with certificates of insurance evidencing the foregoing coverages. Tenant acknowledges that, notwithstanding any provision of this Paragraph 10(f) or this Lease, Landlord currently intends to carry earthquake insurance on the Project during the Term of this Lease.

          (g) Tenant acknowledges that even if Landlord installs and operates security cameras or other security equipment and/or provides any other services that could be construed as being intended to enhance security, Landlord shall have no obligation to Tenant or to any of Tenant's Parties for any damage, claim, loss or liability related to any claim that Landlord had a duty to provide security or that the equipment or services provided by Landlord were inadequate, inoperative or otherwise failed to provide adequate security. Any such claim made against Landlord by any employee, customer or invitee of Tenant shall be included within Tenant's obligation of indemnity and defense set forth in subparagraph (c) above.

     11. WAIVER OF SUBROGATION. Notwithstanding anything to the contrary in this Lease, the parties hereto release each other (including Landlord Parties and Tenant Parties) and their respective agents, employees, successors, assignees and subtenants from all liability for injury to any person or damage to any property that is caused by or results from a risk (i) which is actually insured against, to the extent of receipt of payment under such policy (unless the failure to receive payment under any such policy results from a failure of the insured party to comply with or observe the terms and conditions of the insurance policy covering such liability, in which event, such release shall not be so limited), (ii) which is required to be insured against under this Lease, without regard to the negligence or willful misconduct of the entity so released, or (iii) which would normally be covered by the standard form of "special" or "all risk" coverage property insurance. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire, theft, and other property insurance maintained by either of them at any time during the Term insuring or covering the Building, the Premises, or the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys' fees, resulting from the failure to obtain such waiver.

     12. SERVICES AND UTILITIES.

          (a) Landlord shall provide the maintenance and repairs described in Paragraph 7(a), except for damage occasioned by the act or omission of Tenant or for which Tenant is responsible pursuant to Paragraph 7(c), which damage shall be repaired by Landlord at Tenant's expense. Landlord shall cause the Excluded Space to be provided with necessary utilities and services independently of the Premises and the Building Systems servicing the Premises.

          (b) Subject to the provisions elsewhere herein contained and to the Rules and Regulations, Tenant shall be responsible for arranging for, and direct payment of any and all cost of, garbage pickup, recycling, janitorial, security, transportation management and mitigation programs, water, electricity, gas, telephone, cable and digital services, and Tenant shall provide the maintenance, repair and replacement of Building Systems in connection with such utilities and services, and Tenant shall provide the maintenance, repair and services as described in Section 7(b). Landlord shall cooperate with Tenant's efforts to arrange all such services. If Landlord assumes Tenant's maintenance obligations with respect to the Building Systems pursuant to Paragraph 7(e), Tenant shall cooperate fully with Landlord and abide by all the reasonable regulations and requirements that Landlord may prescribe for the proper functioning and protection of the Building Systems.

          (c) Unless such apparatus or device in included in Tenant's space plans approved by Landlord, Tenant will not without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed, use any apparatus or device in the Premises which, when used, puts an excessive load on the Building or its structure or systems, including, without limitation, electronic data processing machines, punch card machines and machines using excess lighting or voltage in excess of the amount for which the Building is designed without providing the necessary (in Landlord's reasonable discretion) alteration necessary for the safe and adequate operation of said apparatus or device.

          (d) Landlord shall not be in default hereunder, nor be deemed to have evicted Tenant, nor be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated, except as expressly provided for in the last sentence of this paragraph, by reason of
     (i) the installation, use or interruption of use of any equipment in connection with the foregoing utilities and services; (ii) failure to furnish or delay in furnishing any services to be provided by Landlord when such failure or delay is caused by Acts of God or the elements, labor disturbances of any character, any other accidents or other conditions beyond the reasonable control of Landlord (any of the foregoing, "Force Majeure"), or by the making of repairs or improvements to the Premises or to the Building (except in the case of Landlord's gross negligence or willful misconduct); or (iii) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Project. Furthermore, Landlord shall be entitled to cooperate with the mandatory requirements of national, state or local governmental agencies or utilities suppliers in connection with reducing energy or other resources consumption. If the Premises become unsuitable for Tenant's use as a consequence of cessation of gas and electric utilities or other services provided to the Premises resulting from a casualty covered by Landlord's insurance, then Tenant's Monthly Base Rent and Additional Charges shall abate during the period of time in which Tenant cannot occupy the Premises for the Permitted Uses, but only to the extent of rental abatement insurance proceeds received by Landlord.

     13. TENANT'S CERTIFICATES. Tenant, at any time and from time to time, within ten (10) days from receipt of written notice from Landlord, will execute, acknowledge and deliver to Landlord and, at Landlord's request, to any prospective purchaser, ground or underlying lessor or mortgagee of any part of the Project any other party acquiring an interest in Landlord, a certificate of Tenant substantially in the form attached as EXHIBIT E and also containing any other information that may reasonably be required by any of such persons. It is intended that any such certificate of Tenant delivered pursuant to this Paragraph 13 may be relied upon by Landlord and any prospective purchaser, ground or underlying lessor or mortgagee of any part of the Project, or such other party.

     14. HOLDING OVER.

          (a) Provided no Default is then continuing under this Lease, Tenant shall have the right to extend the Term for a period of three months (the "Holdover Term") after either (i) the expiration of the Initial Term if Tenant has not exercised its option for the first Extension Term, or (ii) the expiration of the first Extension Term, if any, if Tenant has not exercised the second Extension Term, or (iii) the expiration of the second Extension Term, if any, by giving written notice to Landlord at least six
     (6) months prior to expiration of the then-applicable Term (the "Holdover Notice"). Any such Holdover Term shall be on all of the terms and conditions of this Lease, except that the Monthly Base Rent payable shall be one hundred four percent (104%) of the Monthly Base Rent payable in the last full month prior to the Holdover Term. Notwithstanding anything to the contrary in this Paragraph 14(a), if, prior to receipt of the Holdover Notice Landlord enters into a lease for all or any portion of the Premises with another tenant that provides for delivery to (including delivery in order for such tenant to perform tenant improvement or cabling or trade fixture installation work), or occupancy by, such other tenant of any portion of the Premises prior to the expiration of the prospective Holdover Term, all of Tenant's rights under this Paragraph 14(a) shall immediately and automatically terminate and be of no further force or effect. If Tenant remains in possession of all or any portion of the Premises after expiration of the Holdover Term (if any), or if Tenant fails to exercise its right to the Holdover Term in accordance with this Paragraph 14(a) or Tenant's right to the Holdover Term terminates as provided in this Paragraph 14(a) and Tenant nevertheless remains in possession of all or any portion of the Premises after expiration of the Term, then such holdover shall be governed by Paragraph 14(b).

          (b) If Tenant (directly or through any successor-in-interest of Tenant) remains in possession of all or any portion of the Premises after the expiration or termination of this Lease with the written consent of Landlord, such continued possession shall be construed to be a tenancy from month to month at one hundred twenty-five percent (125%) of the Monthly Base Rent payable in the last full month prior to such termination or expiration (and shall be increased in accordance with Paragraph 3(b), together with an amount estimated by Landlord for the monthly Additional Charges for Expenses and Taxes payable under this Lease, and shall otherwise be on the terms and conditions herein specified so far as applicable. If Tenant (directly or through any successor-in-interest of Tenant) remains in possession of all or any portion of the Premises after the expiration or termination of this Lease without the written consent of Landlord, Tenant's continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the Monthly Base Rent during Tenant's holding over shall be the greater of the then-fair market rent for the Premises (as reasonably determined by Landlord) or one hundred fifty percent (150%) of the Monthly Base Rent and Additional Charges for Expenses and Taxes payable in the last full month prior to the termination or expiration of this Lease (and shall be increased in accordance with Paragraph 3(b). In addition to Rent, Tenant shall pay Landlord for all damages proximately caused by reason of the Tenant's retention of possession. Landlord's acceptance of Rent after the termination of this Lease shall not constitute a renewal of this Lease, and nothing contained in this provision shall be deemed to waive Landlord's right of re-entry or any other right hereunder or at law. Tenant acknowledges that, in Landlord's marketing and re-leasing efforts for the Premises, Landlord is relying on Tenant's vacation of the Premises on the Expiration Date. Accordingly, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, liabilities, losses, costs, expenses and damages arising or resulting directly or indirectly from Tenant's failure to timely surrender the Premises, including (i) any loss, cost or damages suffered by any prospective tenant of all or any part of the Premises, and (ii) Landlord's damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of all or any portion of the Premises by reason of such failure of Tenant to timely surrender the Premises.

     15. SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting all or any portion of the Project, (ii) the Parking REA, the Initial CC&Rs, any other CC&Rs or other Encumbrances currently in effect or that Landlord may enter into in the future, and (iii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which all or any portion of the Project, ground leases or underlying leases, or Landlord's interest or estate in any of said items, is specified as security (any of the foregoing, a "Mortgage", and the beneficiary or mortgagee under any of the foregoing, a "Mortgagee") provided that this Lease shall not be subject or subordinate to any ground or underlying lease or to any Mortgage, unless the ground lessor or Mortgagee executes a reasonable recognition and non-disturbance agreement which provides that neither this Lease, nor Tenant's rights nor Tenant's possession of the Premises on the terms and conditions of this Lease will be disturbed during the Term (including any Extension Term) so long as Tenant is not in Default under any of the terms, covenants, conditions or agreements of this Lease. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such Mortgages to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any Mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Tenant covenants and agrees to execute and deliver upon demand by Landlord and in the form requested by Landlord and reasonably acceptable to Tenant, any customary additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such Mortgage, which documents may, at any ground lessor's or Mortgagee's request, provide, without limitation, that the ground lessor, Mortgagee and/or any person acquiring title by reason of a foreclosure sale or an exercise of a power of sale or by deed expressly in lieu of foreclosure shall not: (i) have any liability for any act, omission, default or breach by Landlord under this Lease occurring prior to the time of such acquisition by such Mortgagee or person; (ii) be subject to any claim or offset which Tenant may have had against Landlord which arose prior to such foreclosure, trustee sale or deed-in-lieu, except for the obligation to fund any portion of the Tenant Allowance, which shall be the continuing obligation of any subsequent landlord under this Lease;
(iii) be bound by any payment of Rent or any part thereof more than one month in advance; (iv) be bound by any amendment or modification to this Lease made after Tenant enters into any such subordination and non-disturbance agreement with such Mortgagee and without the written consent of such Mortgagee; (v) be obligated for the return of any security deposit or other thing of value now or hereafter given to Landlord to secure the performance by Tenant of its obligations under this Lease or any one or more of such obligations, except to the extent such security deposit or thing of value has been received by such Mortgagee or person; (vi) be required to perform, or liable for the failure to perform, the obligations of Landlord with respect to the construction of the Base Building (provided that Tenant shall have the rights under Section 2(e)); and (vii) be obligated to perform any repair or restoration of the Project required as a result of any damage, destruction or condemnation, except to the extent that such Mortgagee or other person owns the portion of the Project damaged or condemned and insurance proceeds or condemnation awards received by such Mortgagee or person are sufficient to fully pay the cost of such repair or restoration.. Tenant shall execute, deliver and record any such documents within ten (10) days after Landlord's written request.

     16. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the rules and regulations attached to this Lease as EXHIBIT D and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord shall not be responsible for the nonperformance by any other Tenant or occupant of the Building or the Project of any said rules and regulations. In the event of an express and direct conflict between the terms, covenants, agreements and conditions of this Lease and those set forth in the rules and regulations, as modified and amended from time to time by Landlord, this Lease shall control.

     17. RE-ENTRY BY LANDLORD. Landlord reserves and shall at all reasonable times, upon reasonable prior notice (except in the case of an emergency), and subject to Tenant's reasonable security precautions and the right of Tenant to accompany Landlord at all times, have the right to re-enter the Premises to supply any service to be provided by Landlord to Tenant hereunder (unless Tenant is supplying such service), to post notices of nonresponsibility or as otherwise required or allowed by this Lease or by law, and to alter, improve or repair the Premises and any portion of the Building (and may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed), and, during normal business hours only, to inspect the Premises and to show the Premises to prospective purchasers, Mortgagees or tenants (as to prospective tenants, only during the last eighteen (18) months of the Term),. Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising from Landlord's entry and acts pursuant to this Paragraph and Tenant shall not be entitled to an abatement or reduction of Monthly Base Rent or Additional Charges if Landlord exercises any rights reserved in this paragraph. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except for Landlord's gross negligence or willful misconduct. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes, or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises, or portion thereof obtained by Landlord by any of said means, or otherwise, shall not under any emergency circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. Landlord shall use commercially reasonable efforts during re-entry to not unreasonably materially and adversely affect Tenant's use of the Premises or its business conducted therein.

     18. INSOLVENCY OR BANKRUPTCY. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or an assignment of Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, whether now existing or hereafter amended or enacted, shall at Landlord's option constitute a breach of this Lease by Tenant (provided that, with respect to a petition in bankruptcy, or receiver attachment, or other remedy pursued by a third party, such event shall not constitute a breach of this Lease so long as it is discharged within sixty (60) days). Upon the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, reorganization or other debtor relief proceedings.

     19. DEFAULT.

          (a) The failure to perform or honor any covenant, condition or representation made under this Lease shall constitute a "Default" hereunder by Tenant upon expiration of the appropriate grace period hereinafter provided. Tenant shall have a period of three (3) business days from the date of written notice from Landlord (which notice shall be in lieu of and not in addition to the notice required by Section 1161 of the California Code of Civil Procedure) within which to cure any failure to pay Monthly Base Rent or Additional Charges; provided, however, that Landlord shall not be required to provide such notice more than two (2) times during any two
     (2) year period during the Term with respect to non-payment of Monthly Base Rent or Additional Charges, the third such non-payment constituting Default without requirement of notice. Tenant shall have a period of thirty (30) days from the date of receipt of written notice from Landlord within which to cure any other Default under this Lease; provided, however, that with respect to any curable Default other than the payment of Monthly Base Rent or Additional Charges that cannot reasonably be cured within thirty (30) days, the cure period shall be extended for an additional period of time reasonably required to cause such cure if Tenant commences to cure within thirty (30) days from Landlord's notice and continues to prosecute diligently the curing thereof, provided that such cure period shall in no event extend beyond ninety (90) days after Landlord's notice (subject to delays by Force Majeure). Notwithstanding the foregoing, (i) if a different cure period is specified elsewhere in this Lease with respect to any specific obligation of Tenant, such specific cure period shall apply with respect to a failure of such obligation in lieu of, and not in addition to, the cure period provided in this Paragraph 19(a); and (ii) the cure periods specified in Paragraphs 7(e) and 23 shall apply with respect to Landlord's rights to cure Tenant's failure to perform pursuant to Paragraphs 7(e) and 23, respectively. Upon a Default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

               (i) The rights and remedies provided by California Civil Code,
          Section 1951.2, including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Monthly Base Rent and Additional Charges for the balance of the Term after the time of award exceeds the amount of rental loss for the same period that the Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2;

               (ii) The rights and remedies provided by California Civil Code,
          Section 1951.4, that allows Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Monthly Base Rent and Additional Charges as they become due, for so long as Landlord does not terminate Tenant's right to possession; provided, however, if Landlord elects to exercise its remedies described in this Paragraph 19(a)(ii) and Landlord does not terminate this Lease, and if Tenant requests Landlord's consent to an assignment of this Lease or a sublease of the Premises at such time as Tenant is in Default, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord's initiative to protect its interest under this Lease shall not constitute a termination of Tenant's rights to possession;

               (iii) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law;

               (iv) If Landlord elects to terminate this Lease, the right and power to enter the Premises and remove therefrom all persons and property and, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply such proceeds therefrom pursuant to applicable California law.

          (b) Landlord shall have a period of thirty (30) days from the date of written notice from Tenant within which to cure any default of Landlord under this Lease; provided, however, that with respect to any default that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Landlord commences to cure within thirty (30) days from Tenant's notice and continues to prosecute diligently the curing thereof. Tenant agrees to deliver to any Mortgagee a copy of any Notice of Default served upon the Landlord in the manner prescribed by Paragraph 26 hereof, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional thirty (30) days (provided that Tenant notifies Mortgagee concurrently with Tenant's notice to Landlord at the beginning of Landlord's thirty (30) day period; otherwise Mortgagee shall have sixty (60) days from the date on which it is noticed) within which to cure such default or if such default cannot be cured within that time, then such additional time as may be reasonably necessary to cure such default shall be granted if within such applicable period Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event the Lease shall not be terminated while such remedies are being so diligently pursued.

     20. DAMAGE BY FIRE, ETC.

          (a) RESTORATION OR TERMINATION. If the Premises or the Building (including the Tenant Improvements) are damaged by fire or other casualty, Landlord shall forthwith repair the same, provided that such repairs can be made within two hundred seventy (270) days after the date of such damage under the laws and regulations of the federal, state and local governmental authorities having jurisdiction thereof. In such event, this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Monthly Base Rent and Additional Charges while such repairs to be made hereunder by Landlord are being made. Such reduction of Monthly Base Rent and Additional Charges, if any, shall be based upon the greater of (i) the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Premises; or (ii) the extent to which such damage and the making of such repairs by Landlord shall interfere with the business carried on by Tenant in the Premises, and shall be limited to the extent of rental abatement insurance proceeds actually received by Landlord under Landlord's casualty insurance policy. Landlord shall, by written notice to Tenant within thirty
     (30) days after the date of such damage, notify Tenant whether or not in Landlord's reasonable opinion, based on a good faith estimate from a third-party general contractor, such repairs can be made within two hundred and seventy (270) days after the date of such damage and Landlord's reasonable estimate of the time needed for such repairs, also based on a good faith estimate from a third-party general contractor. If such repairs cannot be made within two hundred and seventy (270) days from the date of such damage, Landlord shall within thirty (30) days after the date of such damage elect either to: (i) notify Tenant of Landlord's intention to repair such damage and diligently prosecute such repairs, in which event this Lease shall continue in full force and effect and the Monthly Base Rent and Additional Charges shall be reduced as provided herein; or (ii) notify Tenant of Landlord's election to terminate this Lease as of a date specified in such notice, which date shall not be less than


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
     thirty (30) days nor more than sixty (60) days after such notice is given and this Lease shall terminate on the date specified in such notice. If Landlord notifies Tenant that restoration or repair of the Premises will take more than two hundred and seventy (270) days, Tenant shall have a right to terminate the Lease within fifteen (15) days following receipt of Landlord's notice, by providing Landlord with written notice of its election to do so. In such event (and also in the event Landlord terminates the Lease pursuant to the immediately preceding sentence), Tenant shall have no liability for payment of the deductible under Landlord's insurance relating to such damage. In case of termination by either event, the Monthly Base Rent and Additional Charges shall be reduced by a proportionate amount based upon the extent to which such damage interfered with the business carried on by Tenant in the Premises, and Tenant shall pay such reduced Monthly Base Rent and Additional Charges up to the date of termination. Landlord agrees to refund to Tenant any Monthly Base Rent and Additional Charges previously paid for any period of time subsequent to such date of termination. The repairs to be made hereunder by Landlord shall not include, and Landlord shall not be required to repair, any damage by fire or other cause to the property of Tenant or any repairs or replacements of any paneling, decorations, railings, floor coverings or any alterations, additions, fixtures or improvements installed on the Premises by or at the expense of Tenant other than Tenant Improvements to the extent they are covered by Landlord's insurance policies; provided, however, that to the extent Landlord's insurance policies cover any Alterations pursuant to Paragraph 10(f), Landlord shall make available to Tenant any available insurance proceeds with respect to any damage or destruction that affects such Alterations, after deducting therefrom the cost, if any, to Landlord for the recovery of such proceeds and/or of any repair to the Building or Premises or Project for which Landlord is responsible hereunder, in order for Tenant to repair and restore such Alterations, pursuant to disbursement procedures established by Landlord and/or any Mortgagee. Tenant hereby waives the provisions of Section 1932.2, and Section 1933.4, of the Civil Code of California. Notwithstanding anything contained herein to the contrary, if a Major Casualty (as defined below) occurs with respect to any portion of the Building, and the net insurance proceeds obtained as a result of such casualty are ninety percent (90%) or a lesser percentage of the cost of restoration, rebuilding or replacement, then Landlord shall not be obligated to undertake such restoration, rebuilding or replacement unless Landlord elects to do so in writing, provided that Landlord's election not to restore shall be deemed Landlord's election to terminate. For the purpose of this Lease, a "Major Casualty" shall mean a casualty that renders unusable twenty percent (20%) or more of the Net Rentable Area of the Building or which materially adversely affects the use of such Building.

          (b) CASUALTY AT END OF TERM. Notwithstanding anything to the contrary contained in this Lease, if during the twelve (12) months prior to the expiration of the Term, either of the Building or a substantial portion thereof are damaged or destroyed by fire or other casualty, either Tenant or Landlord shall have the option to terminate this Lease as of the date of such damage or destruction by written notice to the other party given within thirty (30) days after such damage or destruction, in which event Landlord shall make a proportionate refund to Tenant of such Rent as may have been paid in advance. For purposes of this paragraph, a "substantial portion" shall mean fifty percent (50%) of the Building.

          (c) UNINSURED CASUALTY. Notwithstanding Paragraph 20(a), and subject to the termination right in Paragraph 20(b), in the event of a total or partial destruction of the Premises (i) by a casualty of a type not required to be insured against by Landlord under the terms of this Lease, or (ii) under circumstances where Landlord has been required by any Mortgagee to utilize substantially all of the insurance proceeds to pay down the Mortgage (substantially all, for such purpose, being defined as ninety percent (90%) or more of the cost of restoration), which destruction exceeds five percent (5%) of the replacement cost of the Building, this Lease shall automatically terminate, unless (x) Landlord elects to reconstruct the Building (not including the Tenant Improvements), and (y) the damage can be reconstructed within two hundred seventy (270) days after the date of such damage. However, notwithstanding the foregoing, if Landlord elects not to reconstruct, Tenant may by written notice to Landlord within ten (10) days after Landlord notifies Tenant of Landlord's election, request that Landlord undertake such reconstruction on the condition that the cost incurred by Landlord for such reconstruction (less any insurance proceeds actually received by Landlord and available to Landlord for application to such reconstruction) shall be amortized over the useful life of the Building (except that the cost for reconstruction of any Tenant Improvements shall be paid by Tenant in its entirety within thirty (30) days after receipt


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
     of an invoice therefor), and shall be reimbursed by Tenant to Landlord as an Additional Charge together with interest at the Default Rate; provided, however, that Tenant shall not be obligated to pay for any portion of the useful life of the Base Building Improvements which extends beyond the Expiration Date (as it may be extended by the Extension Term(s)). Landlord shall respond to Tenant's request, in Landlord's sole discretion, within thirty (30) days after receipt thereof. If Landlord reconstructs the Building pursuant to this Paragraph 20(c), Tenant shall be obligated to reconstruct the Tenant Improvements, at Tenant's cost.

     21. EMINENT DOMAIN. If any part over fifteen percent (15%) of the Premises shall be taken or appropriated under the power of eminent domain or conveyed in lieu thereof, Tenant shall have the right to terminate this Lease at its option. In such event, Landlord shall receive (and Tenant shall assign to Landlord upon demand from Landlord) any income, rent, award or any interest therein which may be paid in connection with the exercise of such power of eminent domain, and Tenant shall have no claim against Landlord for any part of sum paid by virtue of such proceedings, whether or not attributable to the value of the unexpired term of this Lease except that Tenant shall be entitled to petition the condemning authority for the following: (i) the then unamortized cost of any Alterations or Tenant Improvements paid for by Tenant from its own funds (as opposed to any allowance, including the Tenant Allowance, provided by Landlord);
(ii) the value of Tenant's trade fixtures; (iii) Tenant's relocation costs; and
(iv) Tenant's goodwill, loss of business and business interruption. If a part of the Premises shall be so taken or appropriated or conveyed and neither party hereto shall elect to terminate this Lease and the Premises have been damaged as a consequence of such partial taking or appropriation or conveyance, Landlord shall restore the Premises continuing under this Lease at Landlord's cost and expense; provided, however, that Landlord shall not be required to repair or restore any injury or damage to the property of Tenant or to make any repairs or restoration of any Alterations or any Tenant Improvements installed on the Premises by or at the expense of Tenant. Thereafter, the Monthly Base Rent and Additional Charges to be paid under this Lease for the remainder of the Term shall be proportionately reduced, such that thereafter the amounts to be paid by Tenant shall be in the ratio that they are of the portion of the Premises not so taken bears to the total area of the Premises prior to such taking. Notwithstanding anything to the contrary contained in this Paragraph 21, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Monthly Base Rent and Additional Charges payable hereunder by Tenant during the Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration of the Premises and the use and occupancy of the Premises after the end of the Term. If such temporary taking is for a period longer than two hundred and seventy (270) days and unreasonably interferes with Tenant's use of the Premises or the Common Area, then Tenant shall have the right to terminate the Lease. Landlord and Tenant understand and agree that the provisions of this Paragraph 21 are intended to govern fully the rights and obligations of the parties in the event of a Taking of all or any portion of the Premises. Accordingly, the parties each hereby waives any right to terminate this Lease in whole or in part under Sections 1265.120 and 1265.130 of the California Code of Civil Procedure or under any similar Law now or hereafter in effect.

     22. SALE BY LANDLORD. If Landlord sells or otherwise conveys its interest in the Premises, Landlord shall be relieved of its obligations under the Lease from and after the date of sale or conveyance (including the obligations of Landlord under Paragraph 39), only when the successor assumes in writing the obligations to be performed by Landlord on and after the effective date of the transfer, whereupon Tenant shall attorn to such successor.

     23. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Monthly Base Rent or Additional Charges. If Tenant shall default in the payment of any sum of money, other than Monthly Base Rent or Additional Charges, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder (including, without limitation, Tenant's obligation to maintain and repair the Premises and Building Systems pursuant to Paragraph 7(b)), and either (i) such failure continues, and Tenant does not commence cure of such failure, for ten (10) days after notice thereof by Landlord as provided in Paragraph 19(a) (except in the event of emergency, when no cure period shall be required but Landlord shall make reasonable good faith efforts to notify Tenant prior to commencing such emergency cure), or (ii) having commenced such cure Tenant does not diligently prosecute the curing thereof, or (iii) if Landlord is, in Landlord's reasonable business judgment, in a better position to accomplish such cure or can accomplish such cure in a more efficient or cost-effective manner than Tenant, or (iv) if a default under any CCRs, other Encumbrance or Mortgage is, in Landlord's reasonable judgment, likely to occur due to Tenant's failure to cure such failure in a timely


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
manner, then in any such situation Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant's part to be made or performed as provided in this Lease. All sums so paid and costs so incurred by Landlord, together with interest thereon at the Default Rate from the date Landlord makes such payment or incurs such cost, shall be payable as Additional Charges to Landlord within thirty (30) days after receipt by Tenant of a bill or statement therefor.

     24. SURRENDER OF PREMISES.

          (a) At the end of the Term or any renewal thereof or other sooner termination of this Lease, Tenant will peaceably deliver to Landlord possession of the Premises, together with all improvements or additions upon or belonging to Landlord , by whomsoever made, in substantially the same condition as received, or first installed, subject to the terms of Paragraphs 6, 21 and 39, subject to normal wear and tear and the rights and obligations of Tenant concerning casualty damage pursuant to Paragraph 20. Tenant may, upon the termination of this Lease, remove all movable furniture and equipment belonging to Tenant, at Tenant's sole cost, provided that Tenant repairs any damage caused by such removal. Property not so removed by the Expiration Date (or in the event of an earlier termination, within five (5) days of such earlier termination date) shall be deemed abandoned by Tenant, and title to the same shall thereupon pass to Landlord. Upon such expiration or sooner termination of the Term, Tenant shall upon demand by Landlord, at Landlord's election either (i) at Tenant's sole cost and expense, forthwith and with all due diligence remove any Tenant Modifications, Tenant Improvements or Alterations made by or for the account of Tenant, designated by Landlord to be removed (provided, however, that upon the written request of Tenant prior to installation of such Tenant Modifications, Tenant Improvements or Alterations, Landlord shall advise Tenant at that time whether or not such Tenant Modifications, Tenant Improvements or Alterations must be removed upon the expiration or sooner termination of this Lease), and restore the Premises to its original condition as of the Delivery Date (or with respect to Tenant Modifications, restore the Base Building to its condition prior to such Tenant Modifications being made), subject to the foregoing; or (ii) pay Landlord the reasonable estimated cost thereof.

          (b) The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

     25. WAIVER. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. Furthermore, the acceptance of Rent or Additional Charges by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepted such Monthly Base Rent or Additional Charges. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

     26. NOTICES. Except as otherwise expressly provided in this Lease, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail, return receipt requested, reputable overnight carrier, or delivered personally, (i) to Tenant, at Tenant's address set forth in the Basic Lease Information, if sent prior to Tenant's taking possession of the Premises, or at any place where Tenant may be found if sent subsequent to Tenant's vacating, deserting, abandoning or surrendering the Premises; or (ii) to Landlord at Landlord's address set forth in the Basic Lease Information; or (iii) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Paragraph 26. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date the return receipt indicates delivery of or refusal of delivery if sent by certified mail, the day upon which recipient accepts and signs for delivery from a reputable overnight carrier, or on the date a reputable overnight carrier indicates refusal of delivery, or upon the date personal delivery is made. If Tenant is notified in writing of


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the identity and address of any Mortgagee or ground or underlying lessor, Tenant shall give to such Mortgagee or ground or underlying lessor notice of any Default by Landlord under the terms of this Lease in writing sent by registered or certified mail, and such Mortgagee or ground or underlying lessor shall be given the opportunity to cure such Default (as defined in Paragraph 19 (b)) prior to Tenant exercising any remedy available to it.

     27. TAXES PAYABLE BY TENANT. Prior to delinquency Tenant shall pay all taxes levied or assessed upon Tenant's equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon Tenant's equipment, furniture, fixtures or other personal property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the proportion thereof resulting from said increase in assessment.

     28. ABANDONMENT. Tenant shall not abandon the Premises and cease performing its financial and maintenance obligations under this Lease at any time during the Term, and if Tenant shall abandon and cease performing its financial and maintenance obligations under this Lease, or surrender the Premises or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed to be abandoned and title thereto shall thereupon pass to Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall not be allowed to vacate the Premises for any period of time unless either (a) such vacation would not result in a termination of, limitation on, or other adverse effect on, Landlord's insurance policies, or (b) Tenant pays the incremental premium costs, and assumes responsibility for any increased deductible amounts, to the extent required to cause Landlord's insurance policies to not be terminated, limited or adversely affected as a result of such vacation. For purposes of this Paragraph 28, the Tenant shall not be deemed to have abandoned the Premises solely because the Tenant is not occupying the Premises.

     29. SUCCESSORS AND ASSIGNS. Subject to the provisions of Paragraph 9, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective legal and personal representatives, successors and assigns.

     30. ATTORNEY'S FEES. If Tenant or Landlord brings any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the losing party shall pay to the prevailing party a reasonable sum for attorney's fees and costs, which shall be deemed to have accrued on the commencement of such action and shall be paid whether or not the action is prosecuted to judgment. "Prevailing party" shall mean the party who receives substantially the relief requested, whether by settlement, dismissal, summary judgment or judgment.

     31. LIGHT AND AIR. Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be lawfully erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant's obligations hereunder. Landlord has informed Tenant that it has no intention of constructing additional facilities at the Project except those facilities needed to service the Project.

     32. CORPORATE AUTHORITY; FINANCIAL INFORMATION. If Tenant signs as a corporation each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in California, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so . If Tenant signs as a partnership or limited liability company, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing partnership or limited liability company, as applicable, that Tenant has and is qualified to do business in California, that Tenant has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the Tenant were authorized to do so and by their signatures bind the Tenant. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties. Tenant hereby further covenants and warrants to Landlord that all financial information and other descriptive information regarding Tenant's business, which has been or shall be furnished to Landlord, is and shall be accurate and complete at the time of delivery to Landlord. If Landlord signs as a corporation each of the persons executing this Lease on behalf


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
of Landlord does hereby covenant and warrant that Landlord is a duly authorized and existing corporation, that Landlord has and is qualified to do business in California, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so. Upon Tenant's request, Landlord shall provide Tenant with evidence reasonably satisfactory to Tenant confirming the foregoing covenants and warranties.

     33. PARKING.

          (a) Tenant shall have the right to use the number of parking spaces located in the Project Garage as specified in the Basic Lease Information (which number of required parking spaces [subject to all limitations, restrictions and requirements set forth in this Paragraph 33] shall be defined as the "Minimum Parking") in common with other tenants or occupants of the Project, if any, subject to (i) the City Parking Rights, (ii) the Parking REA, (iii) the Initial CC&Rs, and (iv) any other CC&Rs, other Encumbrances and rules and regulations of Landlord for the Project Garage which may be established or altered by Landlord at any time or from time to time during the Term. Landlord represents and warrants to Tenant that the number of parking spaces constructed by Landlord in connection with the Initial Development of the Project shall be equal to or greater than the minimum number required by the City of Sunnyvale for the Project, and that Landlord will not thereafter voluntarily reduce the number of parking spaces available to the Project below such minimum number except as may be required by Law, development or land use requirements of the City, or in connection with condemnation. A portion of Tenant's Minimum Parking shall consist of fifty reserved parking spaces located in the Phase I Garage, provided that other than marking and striping the appropriate number of parking spaces as designated for Tenant's use, Landlord shall not be obligated to enforce Tenant's exclusive right to the Minimum Parking provided in this Paragraph 33. Landlord shall not provide any other tenant in the Project with a greater proportionate number of reserved parking spaces (taking into account the rentable area of such tenant's, and the Tenant's, leased premises). Landlord may, at its option, install a security gate and/or other access devices for the Project Garage (although Landlord shall not be obligated to do so and may discontinue it at any time during the Term), and Landlord shall provide parking passes and/or access keys or cards for the number of parking spaces included in Tenant's Minimum Parking; provided that such items are provided to Tenant solely for use by Tenant, and may not be transferred, assigned (except in connection with an assignment of this Lease), or subleased (except in connection with a sublease of this Lease and then in proportion to the space sublet) without Landlord's prior written approval. No charge or fee (other than the Rent payable hereunder) shall be imposed in exchange for the right of Tenant and its agents, employees, contractors and invitees to have access to or from, or to park in, the Minimum Parking (except for Tenant's liability for Expenses, as set forth in Subparagraph 3(c)) for the Term; provided that Landlord, at its sole election, may charge for the use of parking spaces in the Project Garage in excess of the Minimum Parking. Tenant shall comply, and shall use best efforts to cause Tenant's employees, visitors and invitees to comply, with all rules and regulations prescribed by Landlord from time to time for the Project Garage and any other parking, including any rules, regulations, restrictions, limitations and/or requirements in connection with the City Parking Rights.

          (b) Notwithstanding anything to the contrary in Subparagraph 33(a), during any period of construction of the Project (including any construction on a Future Phase), (i) as a condition to approvals and permits in connection with such construction the City may require that a portion of the Phase I Garage (which Landlord anticipates will not exceed twenty-five percent (25%) of the total parking spaces in the Phase I Garage) be made available to the public for evening and weekend parking in order to mitigate reduction or elimination of parking in connection with such construction, and/or (ii) either as a condition to approvals and permits in connection with such construction, or at Landlord's election, as all or a portion of Tenant's Minimum Parking Landlord may provide parking to Tenant on land that is adjacent to the Project, or may provide valet parking for Tenant's use, at Landlord's sole election, rather than parking in the Project Garage. To the extent Landlord elects to provide valet parking, Landlord will operate or provide a valet parking service from 8:00 a.m. to 6:00 p.m. Monday through Friday, excluding holidays. Tenant shall cooperate with Landlord in connection with any limitations or restrictions on parking, establishment of designated or restricted parking areas, required valet parking, or any other requirements during any period of construction of any portion of the Project.


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
     34. MISCELLANEOUS.

          (a) The term "Premises" wherever it appears herein includes and shall be deemed or taken to include (except where such meaning would be clearly repugnant to the context) the office space demised and improvements now or at any time hereafter comprising or built in the space hereby demised. The paragraph headings herein are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. The term "Landlord" shall include Landlord and its successors and assigns. In any case where this Lease is signed by more than one person, the obligations hereunder shall be joint and several. The term "Tenant" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, and permitted assigns, according to the context hereof.

          (b) Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of California. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or Tenant or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument by the parties hereto.

          (c) If for any reason whatsoever any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

          (d) Upon Tenant paying the Monthly Base Rent and Additional Charges and performing all of Tenant's obligations under this Lease, Tenant shall have quiet and peaceful enjoyment of the Premises during the Term as against all persons or entities lawfully claiming by, through or under Landlord; subject, however, to the provisions of this Lease.

     35. TENANT'S REMEDIES. In addition to Tenant's rights under Paragraph 7(a), if any default hereunder by Landlord is not cured within the applicable cure period provided in Paragraph 19(b) (including any Mortgagee's additional cure period), Tenant's exclusive remedies shall be (i) an action for specific performance, or (ii) an action for actual damages. Tenant shall look solely to Landlord's interest in the Project (including, but not limited to, net proceeds obtained by Landlord from any sale of any portion of the Project, net insurance proceeds and condemnation awards) for the recovery of any judgment from Landlord. Landlord, or if Landlord is a partnership its partners whether general or limited, or if Landlord is a corporation its directors, officers or shareholders, or if Landlord is a limited liability company its members or managers, shall never be personally liable for any such judgment. Any lien obtained to enforce such judgment and any levy of execution thereon shall be subject and subordinate to any Mortgage (excluding any Mortgage which was created as part of an effort to defraud creditors, i.e., a fraudulent conveyance); provided, however that any such judgement and any such levy of execution thereon shall not be subject or subordinated to any Mortgage that is created or recorded in the official records of the county in which the Project is located after the date of the judgement giving rise to such lien. Landlord's interest in the Project shall include any insurance proceeds received by Landlord which are not controlled by any Mortgagee or other lender. Tenant hereby waives the benefit of any Laws granting it (A) the right to perform Landlord's obligations, or (B) the right to terminate this Lease or withhold Rent on account of any Landlord default, including, without limitation, Sections 1932(1), 1941 and 1942 of the California Civil Code.

     36. REAL ESTATE BROKERS. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for any broker named in the Basic Lease Information, whose fees or commission, if earned, shall be paid as provided in the Basic Lease Information. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any other broker, finder or other person with whom the other party has or purportedly has dealt.

     37. LEASE EFFECTIVE DATE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

     38. SIGNAGE. To the extent approved by the City of Sunnyvale and other applicable governmental authorities, Tenant shall be allowed to use a proportionate share (based on Tenant's Share) of the Building's share of any Project monument signage, and to install exterior signage and signage in the lobby of the Building, subject to this Paragraph 38. Tenant shall be responsible for the costs related to such signage. All such signage shall be in conformity with standards provided by Landlord. Such signage shall be subject to further approval from Landlord of the exact number, size, location and materials therefor (which consent shall not be unreasonably withheld, delayed or conditioned), approval from the City of Sunnyvale (which shall be Tenant's responsibility to obtain, at Tenant's cost) and compliance with applicable governmental restrictions, including but not limited to, ordinances of the applicable city (at Tenant's cost).

     39. HAZARDOUS SUBSTANCE LIABILITY. Tenant has received from Landlord a copy of the Phase I and Screening Level Phase II Environmental Assessment of the Undeveloped Lot located at the Corner of Caribbean Drive and Geneva Drive, Sunnyvale, California, dated February 18, 1999, prepared by McLaren /Hart Inc. (the "Environmental Report").

          (a) DEFINITION OF HAZARDOUS SUBSTANCES. For the purpose of this Lease, "Hazardous Substances" shall be defined, collectively, as oil, flammable explosives, asbestos, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under applicable environmental laws, ordinance or regulation.

          (b) TENANT INDEMNITY. Tenant releases Landlord from any liability for, waives all claims against Landlord and shall indemnify, defend and hold harmless Landlord, its employees, partners, agents, subsidiaries and affiliate organizations against any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonably attorney fees), damage or liability, whether foreseeable or unforeseeable, by reason of property damage (including diminution in the value of the property of Landlord), personal injury or death directly arising from or related to Hazardous Substances released, manufactured, discharged, disposed, used or stored on, in, or under the Project or Premises during the Term by any Tenant Parties. The provisions of this Tenant Indemnity regarding Hazardous Substances shall survive the termination of the Lease.

          (c) LANDLORD INDEMNITY. Landlord releases Tenant from any liability for, waives all claims against Tenant and shall indemnify, defend and hold harmless Tenant, its officers, employees, and agents to the extent of Landlord's interest in the Project, against any and all actions by any governmental agency for clean up of Hazardous Substances on or under the Project, including costs of legal proceedings, investigation, clean up, monitoring, and restoration, including reasonable attorney fees, if, and to the extent, arising from the presence of Hazardous Substances on, in or under the Project or Premises, except to the extent caused by the release, disposal, use or storage of Hazardous Substances in, on or about the Premises by any Tenant Parties. The provisions of this Landlord Indemnity regarding Hazardous Substances shall survive the termination of the Lease.

Tenant has informed Landlord, that except for very immaterial amounts of toxic materials incidental to its office use (e.g.. copier toner), Tenant will not use any Hazardous Substances in material amounts within the Building and shall comply with any applicable laws to the extent that it does.

     40. SATELLITE ANTENNAE. During the Term of this Lease, Tenant shall have the right, subject to relevant regulatory approvals, availability of space within the roofscreen (provided that Tenant's share of the space available within the roofscreen and allocated by Landlord for installation of Antennas shall be in the same proportion to other tenants within the Building as the Rentable Area bears to the total rentable area in the Building) and Landlord's consent (with Landlord's consent not to be unreasonably withheld, conditioned or delayed), to install satellite antennae and similar telecommunications systems and equipment ("Antennae") on the roof of the Building in a location satisfactory to both Landlord and Tenant. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Antennae, if Landlord withholds its consent due to concerns regarding the appearance of the Antennae or the impact on structural aspects of the Building, such withholding of consent shall be presumptively reasonable unless, in the case of appearance concerns, Tenant screens such Antennae in a manner acceptable to Landlord in its reasonable discretion. Tenant shall not be charged additional rent for roof space. Prior to submitting any plans to the City of Sunnyvale or proceeding with any installation of the Antennae, Tenant shall submit to Landlord elevations and specifications for the Antennae. Tenant shall install the Antennae at its sole expense and shall be responsible for any damage caused by the installation of the Antennae or related to the Antennae. At the end of the Term, Tenant shall remove the Antennae from their locations and repair any damage caused by such removal.

     41. BACK-UP GENERATOR. Tenant shall have the right, subject to Landlord's prior written consent (with Landlord's consent not to be unreasonably withheld, conditioned or delayed), to install a 250 KW back-up electrical generator, together with reasonably necessary connections from the location of such generator to the Premises and related above-ground diesel fuel storage tanks (collectively, "Generator"), either in the parking lot area of the Common Area or on the roof of the Building in a location reasonably designated by Landlord and reasonably acceptable to Tenant. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Generator, withholding of consent shall be presumptively reasonable if Landlord withholds its consent due to concerns regarding the appearance of the Generator, its impact on structural aspects of the Building or Common Area improvements, ventilation concerns, or actual or potential loss of any parking spaces or areas for the Project due to installation of the Generator, provided that if Tenant agrees to take steps (at Tenant's expense) to mitigate any such concerns raised by Landlord in a manner reasonably satisfactory to Landlord, Landlord shall grant its consent to the Generator subject to such mitigation. All locations or areas on the Building roof or within the Common Area where the Generator is located shall be provided by Landlord without additional rent. Tenant shall install the Generator at its sole expense and with components reasonably acceptable to Landlord, and shall be responsible for maintenance of the Generator, for compliance with all applicable Laws with respect to the Generator, and for any damage caused by the installation of the Generator or related to the Generator. At the end of the Term, Tenant shall remove the Generator from the Project and repair any damage caused by such removal.

     42. OPTION TO RENEW. Upon condition that (i) no Default is continuing under this Lease at the time of exercise or at the commencement of the option term, and (ii) Tenant continues to physically occupy the entire Premises, then Tenant shall have the right to extend the Term for two (2) periods of five (5) years each (each, an "Extension Term") following the initial Expiration Date or the Expiration Date as extended by the first Extension Term, as applicable, by giving written notice ("Exercise Notice") to Landlord at least eighteen (18) months prior to the Expiration of the immediately preceding Term.

     43. RENT DURING EXTENSION TERM. The initial Monthly Base Rent (subject to Paragraph 3(b)) during each five (5) year Extension Term shall be the greater of the Base Rent paid during the last month of the immediately preceding Term or the Fair Market Rental Value for the Premises as of the commencement of the option term, as determined below:

          (a) Within thirty (30) days after receipt of Tenant's Exercise Notice, Landlord shall notify Tenant of Landlord's estimate of the Fair Market Rental Value for the Premises, as determined below, for determining Monthly Base Rent during the ensuing Extension Term; provided, however, if Tenant's Exercise Notice is given more than eighteen (18) months before the Expiration Date, Landlord's estimate of Fair Market Rental Value may, but need not be given more than eighteen (18) months before the Expiration Date. Within fifteen (15) days after receipt of such notice from Landlord, Tenant shall notify Landlord in writing that it (i) agrees with such rental rate or (ii) disagrees with such rental rate. No response shall constitute agreement. In the event that Tenant disagrees with Landlord's estimate of Fair Market Rental Value for the Premises, then the parties shall meet and endeavor to agree within fifteen (15) days after Landlord receives Tenant's notice described in the immediately preceding sentence. If the parties cannot agree upon the Fair Market Rental Value within said fifteen (15) day period, then the parties shall submit the matter to binding appraisal in accordance with the following procedure except that in any event neither party shall be obligated to start such procedure sooner than eighteen (18) months before the expiration of the Lease Term. Within fifteen (15) days of the conclusion of the period during which the two parties fail to agree (but not sooner than eighteen (18) months before the expiration of the Lease Term), the parties shall either (i) jointly appoint an appraiser for this purpose or (ii) failing this joint action, each separately designate a disinterested appraiser. No person shall be appointed or designated an appraiser unless such person has at least five (5) years experience in appraising major commercial property in Santa Clara County and is a member of a recognized society of real estate appraisers. If within thirty (30) days after the appointment, the two appraisers reach agreement on the Fair Market Rental Value for the Premises, that value shall be binding and conclusive upon the parties. If the two appraisers thus appointed cannot reach agreement on the Fair Market Rental Value for the

     Premises within thirty (30) days after their appointment, then the appraisers thus appointed shall appoint a third disinterested appraiser having like qualifications within five (5) days. If within thirty (30) days after the appointment of the third appraiser a majority of the appraisers agree on the Fair Market Rental Value of the Premises, that value shall be binding and conclusive upon the parties. If within thirty (30) days after the appointment of the third appraiser a majority of the appraisers cannot reach agreement on the Fair Market Rental Value for the Premises, then the three appraisers shall each simultaneously submit their independent appraisal to the parties, the appraisal farthest from the median of the three appraisals shall be disregarded, and the mean average of the remaining two appraisals shall be deemed to be the Fair Market Rental Value for the Premises and shall be binding and conclusive upon the parties. Each party shall pay the fees and expenses of the appraiser appointed by it and shall share equally the fees and expenses of the third appraiser. If the two appraisers appointed by the parties cannot agree on the appointment of the third appraiser, they or either of them shall give notice of such failure to agree to the parties and if the parties fail to agree upon the selection of such third appraiser within ten (10) days after the appraisers appointed by the parties give such notice, then either of the parties, upon notice to the other party, may request such appointment by the American Arbitration Association or, on it failure, refusal or inability to act, may apply for such appointment to the presiding judge of the Superior Court of Santa Clara County, California.

          (b) Wherever used throughout this Paragraph (Rent during Extension
     Term) the term "Fair Market Rental Value" shall mean the fair market rental value of the Premises, using as a guide the rate of monthly base rent which would be charged during the Extension Term in the Mid-Peninsula area for comparable high image, Class A office space in comparable condition, of comparable quality, as of the time that the Extension Term commences, with appropriate adjustments regarding taxes, insurance and operating expenses as necessary to insure comparability to this Lease, as the case may be, and also taking into consideration amount and type of parking, location, the existence and condition of any leasehold improvements (regardless of who paid for them and with the assumption, for purposes of determining the Fair Market Rental Value, that they are fully usable by Tenant), proposed term of lease, amount of space leased, extent of service provided or to be provided, any allowances and other concessions being granted to tenants of similar net worth and other financial condition as Tenant leasing comparable space at the time of the Exercise Notice (but also taking into account any credit enhancement provided by tenants in determining equivalency of another tenant's financial condition), and any other relevant terms or conditions (including consideration of whether or not the monthly base rent is fixed).

          (c) In the event of a failure, refusal or inability of any appraiser to act, his successor shall be appointed by the party who originally appointed him, but in the case of the third appraiser, his successor shall be appointed in the same manner as provided for appointment of the third appraiser.

          (d) The appraisers shall render their appraisals in writing with counterpart copies to Landlord and Tenant. The appraisers shall have no power to modify the provisions of this Lease.

          (e) To the extent that a binding appraisal has not been completed prior to the expiration of any preceding period for which Monthly Base Rent has been determined, Tenant shall pay Monthly Base Rent at the rate estimated by Landlord, with an adjustment to be made once Fair Market Rental Value is ultimately determined by binding appraisal. In no event shall any such adjustment result in a decrease of the Monthly Base Rent for the Premises below the amount payable by Tenant as of the period immediately preceding the ensuing Extension Term.

          (f) From and after the commencement of the Extension Term, all of the other terms, covenants and conditions of the Lease shall also apply; provided, however, that during the second Extension Term Tenant shall have no further rights to extend the Term.

     44. RIGHT OF FIRST OFFER.

          (a) OFFER NOTICE. If Landlord at its sole election acquires the portion of the Additional Land on which Landlord proposed to build an approximately 130,000 square foot building as generally shown on Exhibit "B" as "Building II", and if Landlord at its sole election proceeds to build Building Two, prior to such time as Landlord has entered into initial leases of the entire rentable area of Building Two (the "Lease-up Period"), for so long as Tenant is not in Default hereunder and provided that Tenant then satisfies the Transfer Standards (applicable to leasing space in only one building), Tenant shall have the rights described in this Paragraph 44 ("Right of First Offer") to lease additional space in Building II (the "First Right Space"). During the Lease-up Period, Landlord shall be free to negotiate and enter into letters of intent or leases with other parties for all or any portion of the First Right Space, provided that Landlord shall provide Tenant with a written "Offer Notice" if Landlord, in good faith, believes that a letter of intent that it receives from, or submits to, another party is likely to result in a letter of intent acceptable to Landlord. The Offer Notice will indicate the Monthly Base Rent Landlord is prepared to accept for the First Right Space and, if such Offer Notice is for the lease of less than the entire First Right Space, the Offer Notice will indicate which portion of the First Right Space the Offer Notice covers. Tenant shall have five (5) business days (ending at 5:00 p.m. on such fifth business day) after receipt of the Offer Notice ("Offer Notice Deadline") to deliver to Landlord the Tenant's written unconditional election to lease the space described in the Offer Notice for the Monthly Base Rent specified in the Offer Notice and otherwise on the terms and conditions set forth in this Paragraph 44 ("Tenant's Election Notice"). If Tenant does not deliver to Landlord its Tenant Election Notice within such five (5) business day period, Landlord shall be entitled to enter into a lease with the party with whom Landlord is negotiating or, within one hundred twenty (120) days following the Offer Notice Deadline, with any other tenant for the space described in the Offer Notice, provided that any such lease shall be at a Monthly Base Rent that is not more favorable to the Tenant than that specified in the Offer Notice (and for purposes of such comparison, if any material differences in the Tenant Allowance or Landlord's Work exist between such lease and this Lease, the Monthly Base Rent will be appropriately adjusted by amortizing the material differences over the term of the lease using a discount rate of ten percent).

          (b) TERMS OF LEASE OF FIRST RIGHT SPACE.

               (i) The Monthly Base Rent for the First Right Space leased by Tenant pursuant to this Paragraph 44 shall be based on the Rentable Area of such space as determined by measurement of Landlord's architect, which such architect shall certify in writing to Landlord and Tenant. The Rentable Area for the First Right Space shall by computed in a manner consistent with the computations for the Building. The initial Monthly Base Rent for the First Right Space shall be the Monthly Base Rent specified in the Offer Notice, and shall be subject to the annual adjustment pursuant to Paragraph 3(b) of this Lease.

               (ii) If Tenant elects to lease all or part of the First Right Space pursuant to this Paragraph 44, Tenant's obligations for payment of Rent shall commence for the First Right Space (the "First Right Space Rent Commencement Date") on the earlier to occur of (i) ninety
          (90) days after the Initial Tenant Work Date with respect to the First Right Space (as such term is defined in the Work Letter), (ii) the date on which Tenant has substantially completed any tenant improvements to the First Right Space in accordance with the Work Letter, or (iii) the date upon which Tenant actually commences business in any portion of the Premises, subject to Tenant Delay (as defined in the Work Letter).

               (iii) If Tenant leases any First Right Space pursuant to this Paragraph 44, in addition to the terms set forth in clauses (i) and
          (ii) above, this Lease shall automatically be modified to provide as follows:

                    (A) Both the Premises and the First Right Space shall be
               part of the "Premises" under the Lease, such that the term "Premises" as used in the Lease shall refer collectively to both the Premises and the First Right Space;

                    (B) In addition to Tenant's Share of Taxes and Expenses
               attributable to the initial Building, Tenant shall pay "Tenant Share" of Taxes and Expenses attributable to Building Two (calculated in the same manner as for the initial Building), including without limitation Project Common Expenses allocated to Building Two;

                    (C) Tenant's lease of the First Right Space shall be on the same terms and conditions as in effect for the Premises from time to time, except as expressly provided in this Paragraph 44;

                    (D) The Expiration Date of the Initial Term for entire
               Premises (including the initial Premises and the First Right Space) shall be determined as follows: (I) if the First Right Space leased by Tenant is less than fifty percent (50%) of the entire Rentable Area in Building Two, the Expiration Date shall the Expiration Date determined as provided in this Lease with respect to the initial Premises; and (II) if the First Right Space leased by Tenant is fifty percent (50%) or more of the entire Rentable Area in Building Two, the Expiration Date shall be the date which is ten (10) years following the First Right Space Rent Commencement Date. The initial Term shall expire on such revised Expiration Date;

                    (E) Tenant's rights to extend this Lease pursuant to
               Paragraph 42 shall apply to both the initial Premises and the First Right Space, such that Tenant may only exercise its right to either Extension Term with respect to the entire Premises, rather than only the initial Premises or the First Right Space;

                    (F) Landlord shall provide the same Base Building as
               provided for the Building, and the Tenant Improvements for the First Right Space shall be completed by Tenant on the same terms and conditions as set forth in the Work Letter, and Landlord will provide a Tenant Allowance in the amount per rentable square foot of the First Right Space as provided in the Basic Lease Information;

                    (G) All references to percentage of destruction or taking in
               Paragraphs 20 and 21 shall be deemed to mean each of the Building and Second Building separately, and Landlord's and Tenant's respective rights and obligations under such Paragraphs (including, without limitation, any rights to terminate this Lease) shall apply separately to the Building and to Building Two, such that destruction or taking of the Building in a manner as to provide Tenant the right (expressly provided in this Lease) to terminate the Lease shall give Tenant the right to terminate this Lease only with respect to the Building, and destruction or taking of Building Two in a manner as to allow Tenant the right to terminate (expressly provided in this Lease) to terminate the Lease shall give Ten ant the right to terminate this Lease only with respect to Building Two;

                    (H) The only Milestone (as set forth in Paragraph 2(e)) with respect to the First Right Space shall be failure to substantially complete the Base Building for Building Two, and the date for satisfaction of such Milestone (subject to extension as provided in Paragraph 2(e)) shall be a date specified by Landlord in its Offer Notice, which date shall be not later than January 31, 2004 (or, if no date is specified in the Offer Notice, shall be January 31, 2004). Tenant's right to terminate during a Window for failure of such Milestone shall apply to the First Right Space only. Accordingly, if Landlord fails to achieve the Milestone of substantial completion of the First Right Space (subject to extension as provided in Paragraph 2(e)) Tenant shall have the right to terminate the Lease only with respect to the First Right Space, on the terms and conditions of Paragraph 2(e), but such right shall not affect the Lease with respect to the initial Premises. If Tenant exercises its right to terminate with respect to the First Right Space, from and after the effective date of such termination all of the terms and provisions of this Paragraph 44 shall terminate and Tenant shall have no further rights with respect to the First Right Space.

               (iv) The parties shall execute a written confirmation of the addition of the First Right Space and the foregoing terms and conditions within thirty (30) days after either party's request, provided that failure to execute such confirmation shall not affect the automatic modification of the Lease as provided in this Paragraph 44.

          (c) NO BROKERS. Neither party has had any contact or dealings regarding the Second Building through any licensed real estate broker or other person who may claim a right to a commission or finder's fee as a procuring cause of any lease that might be entered into with respect to the First Right Space as contemplated by this Paragraph 44 or otherwise, except for the broker named in the Basic Lease Information, whose fees or commission, if earned, shall be paid by Landlord in accordance with a separate agreement with Landlord. If any other broker or finder makes a claim for a commission or finder's fee based upon any such contact, dealings, or communications, the party through whom the broker or finder makes his claim shall be responsible for such commission or fee, and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against such claim.

          (d) SEPARATE LEASES. Landlord may elect, by delivery of written notice to Tenant after receipt of Tenant's Election Notice, to lease the First Right Space to Tenant pursuant to a separate Lease, on all of the terms and conditions, and in the form, of this Lease, but as modified consistent with this Paragraph 44. Tenant shall execute and deliver any documents deemed necessary or desirable by Landlord in connection with such election.

          (e) EXPIRATION. Tenant's rights under this Paragraph 44 shall expire on the first to occur of (i) expiration of the Lease-up Period, or (ii) a foreclosure or conveyance in lieu of foreclosure on any portion of the Project by a Mortgagee.

          (f) ESTOPPEL. Landlord may require that Tenant confirm by estoppel certificate or like document that Tenant's rights under this Paragraph 44 have terminated or expired or do not apply to a specific transaction that Landlord is considering or specify the reasons why Tenant believes that Tenant's rights hereunder apply to said transaction.

     45. ARBITRATION. ANY CONTROVERSY OR CLAIM ARISING OUT OF THE MATTERS EXPRESSLY MADE SUBJECT TO ARBITRATION PURSUANT TO THIS LEASE OR THE WORK LETTER SHALL BE SETTLED BY ARBITRATION CONDUCTED IN SAN MATEO OR SANTA CLARA COUNTY, CALIFORNIA, IN ACCORDANCE WITH THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE PREVAILING PARTY IN SUCH ARBITRATION SHALL BE ENTITLED TO ATTORNEYS' FEES AND COSTS. "PREVAILING PARTY" SHALL MEAN THAT PARTY WHO RECEIVES SUBSTANTIALLY THE RELIEF REQUESTED, WHETHER BY SETTLEMENT OR JUDGMENT.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF MATTERS EXPRESSLY MADE SUBJECT TO ARBITRATION PURSUANT TO THIS LEASE OR THE WORK LETTER DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

Consent to neutral arbitration by:    /s/ JM Landlord        /s/ WJR Tenant
                                      -------------------    -------------------

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

                                            LANDLORD:

                                            M-D DOWNTOWN SUNNYVALE, LLC,
                                            a Delaware limited liability company


                                            By:  /s/ JOHN MOZART
                                                 -------------------------------
                                            Its: President
                                                 -------------------------------

                                            TENANT:

                                            BROADCOM CORPORATION,
                                            a California corporation


                                            By:  /s/ WILLIAM J. RUEHLE
                                                 -------------------------------
                                            Its: Vice-President and CFO
                                                 -------------------------------

                                 LEASE AGREEMENT

                                 by and between

                           M-D DOWNTOWN SUNNYVALE, LLC

                                       and

                              BROADCOM CORPORATION

                            DATED AS OF MAY 18, 2000


                                    EXHIBITS

Exhibit "A"       Phase I/Initial Project Site Plan

Exhibit "A-1"     Excluded Space

Exhibit "A-2"     Dedicated Garage Exit

Exhibit "B"       Potential Project Site Plan (Phase I and Future Phases)

Exhibit "C"       Work Letter

Exhibit "C-1"     List of Base Building Architectural Drawings

Exhibit "D"       Rules and Regulations

Exhibit "E"       Form of Tenant Estoppel Certificate

Broadcom Corporation agrees to furnish supplementally a copy of any of the foregoing exhibits to the SEC upon request.